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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 6, 2020

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. (the "Annual Meeting"), which will be held at the registered office of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 19, 2020, at 9:00 a.m. Central European Time. The accompanying materials provide details regarding admission to the Annual Meeting as well as the business to be conducted at the meeting.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend in person. If you are a shareholder of record (that is, you hold your shares in your name as a holder of record with our transfer agent), you may authorize your proxy by the Internet, by telephone or by mail as described in the accompanying materials. If you hold your shares through a bank or broker, please follow the voting instructions you receive from your bank or broker. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Thank you for your support of and interest in Altisource Portfolio Solutions S.A.

Sincerely,

William B. Shepro

Chairman and Chief Executive Officer

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

PROXY STATEMENT

PAGE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2020	4
ANNUAL MEETING OF SHAREHOLDERS	6
PROPOSAL ONE: ELECTION OF DIRECTORS	9
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	12
BOARD OF DIRECTORS COMPENSATION	20
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
COMPENSATION DISCUSSION AND ANALYSIS	28
COMPENSATION COMMITTEE REPORT	46
EXECUTIVE COMPENSATION	47
PROPOSAL TWO: APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM AND CERTIFIED AUDITOR	60
REPORT OF THE AUDIT COMMITTEE	61
EXTERNAL AUDITOR FEES	62
PROPOSAL THREE: APPROVAL OF THE COMPANY'S LUXEMBOURG STATUTORY ACCOUNTS	64
PROPOSAL FOUR: RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE LUXEMBOURG STATUTORY ACCOUNTS AND RECEIPT OF THE SUPERVISORY AUDITOR'S REPORT FOR THE LUXEMBOURG ANNUAL ACCOUNTS	65
PROPOSAL FIVE: ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS	66
PROPOSAL SIX: DISCHARGE OF THE DIRECTORS AND THE SUPERVISORY AUDITOR	67
PROPOSAL SEVEN: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")	68
BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	69
SHAREHOLDER PROPOSALS	71
ANNUAL REPORTS	71
OTHER MATTERS	72

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
40, avenue Monterey
L-2163 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B 72 391

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2020

NOTICE

Our Annual Meeting of Shareholders ("Annual Meeting") will be held:

Date:	Tuesday, May 19, 2020
Time:	9:00 a.m. Central European Time
Location:	Altisource Portfolio Solutions S.A. 40, avenue Monterey L-2163 Luxembourg City Grand Duchy of Luxembourg

PURPOSE

  •
  To elect four (4) Directors until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

  •
  To approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2020 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d'Entreprises) for the same period;

  •
  To approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2019 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with International Financial Reporting Standards ("IFRS") (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2019;

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  To receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2019 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period;

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  To allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2019;

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  To discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2019 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period;

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  To approve, on an advisory (non-binding) basis, the compensation of Altisource's named executive officers as disclosed in the proxy statement ("Say-on-Pay"); and

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  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

PROCEDURES

  •
  Our Board of Directors has fixed March 20, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

  •
  Only shareholders as of the close of business on the record date will be able to vote at the Annual Meeting. In order to be admitted to the meeting, each shareholder will be asked to present proof of share ownership as of the record date and valid government-issued photo identification. If your shares are held in "street name" by a bank or broker, you will also need to obtain a "legal proxy" from the holder of record to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend the Annual Meeting.

  •
  Please note that the Luxembourg government has taken a number of decisions to protect public health in light of the COVID-19 outbreak, including implementing travel restrictions in and out of Luxembourg as well as restrictions on the number of attendees that can attend a meeting. We recommend that you vote your shares in advance pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend the Annual Meeting or attendance is restricted on the date of the Annual Meeting.

  •
  The proxy statement for our Annual Meeting and our annual report to shareholders on Form 10-K for the year ended December 31, 2019 are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In accordance with Securities and Exchange Commission ("SEC") rules, you may also access our proxy statement and annual report at http://www.proxyvote.com, a website that does not identify or track visitors to the site, by entering the Control Number found on your Notice and Access Card, your proxy card or your email notification, as applicable.

  •
  Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the Nasdaq listing standards, we have established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

  •
  The Luxembourg Statutory Accounts, the Directors' reports for the Luxembourg Statutory Accounts, the report of the certified auditor (Réviseur d'Entreprises) for the Consolidated Accounts and the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts will be available for inspection at our registered office from May 5, 2020 until the conclusion of the Annual Meeting. Beginning May 5, 2020, copies will also be available to any shareholder who requests them by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

By authorization of the Board of Directors,

Gregory J. Ritts Corporate Secretary
April 6, 2020 Luxembourg City, Grand Duchy of Luxembourg

Altisource Portfolio Solutions S.A. Proxy Statement Annual Meeting of Shareholders

General Information

We have made this proxy statement available to you on or about April 6, 2020 as a holder of common stock of Altisource Portfolio Solutions S.A. ("Altisource" or the "Company") because our Board of Directors is soliciting your proxy to be used at our Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting will be held at our registered office located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 19, 2020, at 9:00 a.m. Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders.

Internet Availability of Proxy Materials

Consistent with historical practice, we are using the "Notice and Access" method of furnishing proxy materials to our beneficial shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we reduce the environmental impact of the meeting and save costs. On April 6, 2020, we commenced mailing Notices of Internet Availability of Proxy Materials (the "Notices") to participating shareholders. The Notice contains instructions about how to access our proxy materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will receive an email with links to the online proxy materials. If you previously requested to receive paper copies of the proxy materials by mail, you will receive the proxy materials by mail until you elect otherwise.

Shareholders of record will receive a paper copy of the proxy materials by mail except to the extent they previously requested delivery of proxy materials electronically. The proxy card included with the proxy materials contains instructions on how to request electronic delivery of future proxy materials.

Who May Vote

You are entitled to vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of our common stock at the close of business on March 20, 2020. At the close of business on March 20, 2020, there were 15,529,772 shares of common stock issued, outstanding and able to be voted, and there was no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented for a vote.

Voting Procedures

If you are a shareholder of record, which means you hold your shares through an account with our transfer agent, American Stock Transfer & Trust Company, LLC, you may vote by one of the following three options before the Annual Meeting:

  •
  Over the Internet, at http://www.proxyvote.com, by following the instructions on your proxy card or the instructions that you received by email;

  •
  By telephone; or

  •
  By completing, dating, signing and returning a proxy card by mail.

If you are a beneficial holder, meaning you hold your shares in "street name" through an account with a bank or broker, please follow the voting directions on the voting instruction form that your bank or broker provides to you. Your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you plan to vote over the Internet or by telephone, your voting instructions must be received no later than 9:59 p.m. Central European Time (3:59 p.m. Eastern Time) on May 18, 2020 in order to allow sufficient time to tabulate the votes prior to the start of the meeting.

Shareholders may also vote in person at the Annual Meeting. All shareholders must present proof of share ownership as of the record date and valid government-issued photo identification to vote at the meeting. If your shares are held by a bank or broker, you must also obtain and present a "legal proxy" from the holder of record to vote at the meeting. For specific instructions, please refer to the proxy card, Notice or email notification you receive.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting in one of the manners available to you so that your vote will be counted if you later are unable to attend the Annual Meeting.

Please note that the Luxembourg government has taken a number of decisions to protect public health in light of the COVID-19 outbreak, including implementing travel restrictions in and out of Luxembourg as well as restrictions on the number of attendees that can attend a meeting. We recommend that you vote your shares in advance pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend the Annual Meeting or attendance is restricted on the date of the Annual Meeting.

How a Proxy Works

If you properly submit your proxy as instructed, and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to "broker non-votes," if no contrary instructions are given, each proxy received will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" each of the other proposals identified in the agenda for the Annual Meeting; and with regard to any other business that properly comes before the Annual Meeting, each proxy will be voted in accordance with the discretion of the persons appointed as proxies.

If the shares you own are held by a bank or broker and you do not provide specific voting instructions to your bank or broker on a "non-routine" item as defined by the New York Stock Exchange, the bank or broker will be prohibited from voting your shares. This is commonly referred to as a "broker non-vote." Only our proposals related to the appointment of our independent registered certified public accounting firm is routine; all other proposals are expected to be "non-routine" proposals. Therefore, if you do not instruct your bank or broker how to vote your shares with respect to non-routine proposals, your shares will not be voted on the non-routine proposals.

How to Revoke a Proxy

Your proxies may be used only at the Annual Meeting and any adjournment or postponement thereof, and will not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

  •
  delivering written notice to our Corporate Secretary at the following address prior to the Annual Meeting:

      Gregory J. Ritts, Corporate Secretary
      Altisource Portfolio Solutions S.A.
      40, avenue Monterey
      L-2163 Luxembourg City
      Grand Duchy of Luxembourg;

  •
  submitting a properly executed proxy bearing a later date prior to the Annual Meeting; or

  •
  appearing at the Annual Meeting and giving the Corporate Secretary notice of your intention to vote in person.

Quorum and Voting Information

Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the Nasdaq listing standards, the Company has established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1/3%) of our issued and outstanding shares of common stock able to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the four (4) nominees for Director will be elected as Directors of Altisource at the Annual Meeting so long as the votes cast in favor of each such person exceed the votes cast against such person. You may vote for, against or abstain from voting for one (1) or more nominees for Director.

The following Annual Meeting proposals will be approved if the votes cast in favor of the action exceed the votes cast against the action: the proposal to approve the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") to be our independent registered certified public accounting firm for the year ending December 31, 2020 and Atwell S.à r.l. ("Atwell") to be our certified auditor (Réviseur d'Entreprises) for all statutory accounts as required by Luxembourg law for the same period; the proposal to approve the Luxembourg Statutory Accounts as of and for the year ended December 31, 2019; the proposal to receive and approve the Directors' reports for the Luxembourg Statutory Accounts for the year ended December 31, 2019 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2019; the proposal to approve the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates during the year ended December 31, 2019 and of the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; and any other matter properly submitted for your consideration at the Annual Meeting. Because the advisory vote to approve the compensation of Altisource's named executive officers as disclosed in the Proxy Statement ("Say-on-Pay") is non-binding and advisory in nature, there is no required vote that would constitute approval. While the results of that vote are not binding on the Company, our Board of Directors intends to carefully consider the shareholder votes resulting from the Say-on-Pay proposal.

Any other matter properly submitted for your consideration will be approved with such vote as required by Luxembourg law. Abstentions and broker non-votes will not be counted in determining the votes cast in connection with the proposals in the agenda of the Annual Meeting.

Proposal One: Election of Directors

Our Articles of Incorporation provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members, with the exact number to be decided by our shareholders.

We are proposing the four (4) nominees listed below for election as Directors at the Annual Meeting until the next annual meeting of shareholders or until their respective successors have been elected and qualified and subject to their earlier death, resignation or removal.

All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place, unless the Board of Directors chooses to reduce the number of Directors serving on the Board. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.

The following table sets forth certain information concerning each of our nominees for Director:

Name	Age(1)	Director Since	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nomination/ Governance Committee
Scott E. Burg(2)	41	2018		X	X(3)	X	X
Joseph L. Morettini	67	2017		X	X	X(3)	X(3)
Roland Müller-Ineichen	59	2009	X(3)	X(3)	X	X	X
William B. Shepro	51	2009	X
(1)
As of March 20, 2020
(2)
Lead Independent Director
(3)
Committee Chairman

If our nominees for Director are elected, we believe that the proposed Board composition will be well-balanced in terms of length of Director tenure between more experienced Directors (Messrs. Müller-Ineichen and Shepro were appointed in July 2009) and more recently appointed Directors (Messrs. Morettini and Burg were appointed in May 2017 and September 2018, respectively).

The principal occupation for the last five (5) years and additional biographical information of each nominee for Director are set forth below. All nominees for Director bring a wealth of leadership experience derived from their service in executive and managerial roles as well as their board experience.

Scott E. Burg.    Mr. Burg was appointed to the Board of Directors of Altisource in September 2018 and as Lead Independent Director in May 2019. Mr. Burg is the Chief Investment Officer and a Managing Partner of Deer Park Road Management Company, LP ("Deer Park"), an investment management company, where he is responsible for the firm's portfolios and portfolio risk management. Prior to joining Deer Park in August 2010, Mr. Burg was a Principal at General Capital Partners, where he advised middle-market companies in distressed situations. Mr. Burg also worked at Pursuit Partners, a $550 million fixed-income hedge fund, where he analyzed residential mortgage-backed securities, and he founded The Murray Hill IPS (later Clayton IPS; now MountainView IPS), a world-wide leader in the valuation of difficult-to-price assets. Mr. Burg holds a Bachelor of Science from the University of Colorado and a Master of Business Administration from the University of Denver's Daniels College of Business.

As Chief Investment Officer and Managing Partner of Deer Park, Mr. Burg has financial expertise and deep experience in business advisory services and asset management, including real estate and mortgage-related investments, that make him financially literate and qualify him as a financial expert as defined by Nasdaq listing standards and SEC rules. Deer Park's position as an investor in the Company has provided Mr. Burg with a thorough understanding of our business and unique insight into the interests of our long-term investors.

Joseph L. Morettini.    Mr. Morettini was appointed to the Board of Directors of Altisource in May 2017. Mr. Morettini served as Partner of Deloitte & Touche LLP ("Deloitte") from 1989 until his retirement in 2015, and in various positions with Deloitte from 1984 to 1989. During his tenure at Deloitte, his client responsibilities included companies in the financial services and mortgage servicing industries in addition to various public companies from small market capitalization to large market capitalization, and he was the external audit partner assigned to Altisource from August 2009 to February 2014. Mr. Morettini also served on the Board of Directors and as Audit Committee Chairman of TechBridge, an Atlanta, Georgia based nonprofit organization, from 2003 to 2005. Mr. Morettini holds a Bachelor of Arts in Liberal Arts and Sciences from the University of Illinois and a Master of Accountancy from Western Illinois University. Mr. Morettini is a Certified Public Accountant.

Mr. Morettini's extensive experience with large financial institutions and public corporations in the financial services and mortgage servicing industries and his over thirty years of experience with Deloitte provide the Board of Directors with valuable insight from an accounting and audit perspective. Mr. Morettini is financially literate and qualifies as a financial expert as defined by Nasdaq listing standards and SEC rules.

Roland Müller-Ineichen.    Mr. Müller-Ineichen was appointed to the Board of Directors of Altisource in July 2009. He also serves on the Board of Directors of ONE Swiss Bank SA (rebranded following the merger of Geneva Swiss Bank and Banca Arner SA), with offices in Geneva and Lugano, Switzerland; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; of Citibank (Switzerland) Ltd. based in Zurich and Geneva, Switzerland, a subsidiary of Citigroup that provides private banking services to High Net Worth individuals; of Sberbank (Switzerland) Ltd, based in Zurich, Switzerland, a subsidiary of Sberbank Russia, offering trade finance, trading and corporate banking services; and of Habib Bank AG Zurich, a provider of corporate, personal, private, and correspondent banking products based in Zurich. In addition, from May 2010 to September 2011, Mr. Müller-Ineichen served as a member of the Board of Directors of Absolute Private Equity AG, a Switzerland-based investment company. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international banks, security dealers and fund management companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.

Mr. Müller-Ineichen's past employment experience provides the Board of Directors with accounting expertise, and his experience in the financial services industry provides the Board of Directors with valuable audit and accounting as well as strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as defined by Nasdaq listing standards and SEC rules. Through his ten plus years of service on our Board of Directors, Mr. Müller-Ineichen has developed a thorough understanding of our business and industry.

William B. Shepro.    Mr. Shepro was appointed Chief Executive Officer and to the Board of Directors of Altisource in July 2009. Since May 2019, Mr. Shepro has served as Chairman of the Board of Directors. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen Financial Corporation ("Ocwen"). From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro also serves on the Boards of certain of Altisource's subsidiaries and Lenders One, a national alliance of mortgage bankers managed by a subsidiary of Altisource. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctor from the Florida State University College of Law.

Mr. Shepro's day-to-day leadership and intimate knowledge of our business and operations provide the Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro's legal background and operational experience in the financial technology and residential and commercial mortgage servicing industries provide the Board of Directors with valuable strategic, industry and operational insights and expertise.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR

Board of Directors and Corporate Governance

Meetings of the Board of Directors

The Board of Directors plays an active role in overseeing the Company's business and representing the interests of the Company and its shareholders. Directors generally attend all meetings of the Board of Directors and all meetings of Committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors met seventeen (17) times in 2019. Each Director attended at least seventy-five percent (75%) of the total number of meetings of the Board and the Committees on which they served.

Although we do not have a formal policy regarding Director attendance at our annual meetings of shareholders, our Directors generally attend. All of the then-incumbent members of our Board of Directors attended our 2019 annual meeting of shareholders.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Directors must qualify as independent Directors under Nasdaq listing standards and applicable law.

Our Board of Directors annually reviews the direct and indirect relationships that the Company has with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by Nasdaq and applicable law. The Board of Directors also considers beneficial ownership of our common stock by each of the Directors, as set forth under "Security Ownership of Certain Beneficial Owners and Management," although our Board of Directors generally believes that stock ownership tends to further align a Director's interests with those of our other shareholders. Please see "Minimum Stock Ownership Requirements" under the Board of Directors Compensation section for additional information.

The Board of Directors has determined that all of our current Directors other than Mr. Shepro are independent under Nasdaq listing standards. Mr. Shepro is deemed not to be independent because he serves as the Chief Executive Officer of Altisource.

Executive Sessions of Independent Directors

Our Independent Directors met in executive session of the Board of Directors without management four (4) times in 2019.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board may appoint a lead independent director unless the Chairman of the Board is an independent director. Mr. Shepro, our Chairman of the Board, is also our Chief Executive Officer, and, as a result, the Board believes that it is in the best interests of the Company and our shareholders to appoint a lead independent director. Mr. Burg has served as Lead Independent Director since May 2019. Mr. Burg, among other responsibilities, presides over periodic meetings at which only our independent directors are present, serves as a liaison between the independent directors and the Chairman and Chief Executive Officer, and performs such duties as our Board may otherwise determine from time to time.

The Board of Directors appointed Mr. Shepro as Chairman of the Board in May 2019. The Board determined that it was appropriate to combine the positions of Chairman and Chief Executive Officer at this time due to Mr. Shepro's critical role in our strategy, his experience with the Company and its customers, and his longevity with the Company. Mr. Shepro is responsible for the design, in consultation with the Board of Directors, and execution of the Company's strategic plan to address revenue concentration risks and drive the growth of its core businesses. Our Board of Directors believes that he is the appropriate person to serve as our Chairman.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. Except as otherwise required by applicable laws or rules, the Committees' responsibilities and procedures are designed to remain flexible, so that they may be in a position to best react or respond to changing circumstances or conditions. A brief description of each committee is provided below.

Audit Committee.    The Audit Committee of our Board of Directors oversees the relationship with our independent registered certified public accounting firm and certified auditor; provides assistance to our Board of Directors with respect to matters involving the accounting, auditing, financial reporting and internal control functions; establishes procedures for the receipt, retention and treatment of complaints and allegations received by the Company relating to the financial reporting process and our system of accounting, internal accounting controls, auditing and federal securities law matters; reviews and approves transactions in which a "Related Person" (as defined by SEC Regulation S-K and in accordance with the Company's Related Person Transactions Policy) has a material interest; reviews the scope and results of the annual audit conducted by the independent registered certified public accounting firm, including any significant matters regarding internal controls over financial reporting; and reviews the Company's internal audit plan, internal audit budget and risk management report on an annual basis. The Audit Committee is also empowered to retain, at the Company's expense, such independent counsel or other advisors as it deems necessary in connection with its responsibilities.

The members of the Audit Committee during 2019 were Messrs. Müller-Ineichen, Burg, Morettini, W. Michael Linn and Timo Vättö, with Mr. Müller-Ineichen serving as the Chairman. Messrs. Linn and Vättö did not seek re-election at our 2019 Annual Meeting, and thus, did not serve on our Audit Committee after May 19, 2019. Mr. Burg was appointed to our Audit Committee on May 20, 2019. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and Nasdaq listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual's financial sophistication within the meaning of Nasdaq listing standards and qualify as audit committee financial experts as that term is defined in SEC rules. Pursuant to the Company's Corporate Governance Guidelines, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Audit Committee reviews its charter and presents any recommendations for amendments to the Board. The Audit Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Audit Committee in February 2020. The Audit Committee met nine (9) times in 2019. The Audit Committee met in executive session with the Company's internal and external auditors five (5) times, solely with the Company's internal auditors one (1) time and solely with the Company's external auditors three (3) times in 2019.

Compensation Committee.    The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for compensation and other human resources matters relating to our executive officers. The Compensation Committee reviews with the Chief Executive Officer and historically with the Chief Administration and Risk Officer (except as it relates to their own compensation) and subsequently approves all executive compensation programs, any severance or termination arrangements applicable to executive officers and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof. The Compensation Committee is responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee has the authority to administer awards under our 2009 Equity Incentive Plan, as amended and restated (the "2009 Equity Incentive Plan").

The Compensation Committee may request that any of our Directors, executive officers, employees or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company's expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the Nasdaq listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant. Based on its consideration of the various factors as set forth in SEC rules and Nasdaq listing standards, the Compensation Committee determined that its compensation consultant Exequity LLP ("Exequity") is independent and that the engagement of Exequity by the Company raises no conflict of interest. In 2019, our Compensation Committee engaged Exequity to review the Company's peer group and recommend updates based on the significant changes in the Company's business model, revenue, market cap and headcount. Please see "Role of Compensation Consultant" in our Compensation Discussion and Analysis for further information.

The members of the Compensation Committee during 2019 were Messrs. Vättö, Burg, Morettini and Müller-Ineichen. Mr. Vättö served as Chairman of the Compensation Committee until his term ended at our 2019 Annual Meeting. Mr. Burg has served as Chairman of the Compensation Committee since May 20, 2019.

Each member of the Compensation Committee is independent as defined by Nasdaq listing standards, as revised in 2013. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience. We believe that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.

Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compensation Committee reviews its charter and presents any recommendations for amendments to the Board. The Compensation Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compensation Committee in February 2020. The Compensation Committee met seven (7) times in 2019.

Compensation Committee Interlocks and Insider Participation.    No current member of the Compensation Committee has ever been an officer or employee of the Company, and no member has any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has or had one (1) or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2019 fiscal year.

Compliance Committee.    The Compliance Committee of our Board of Directors provides assistance to the Board with the development, monitoring and evaluation of the Company's compliance function, including its compliance management system, and the Company's compliance with applicable laws, rules and regulations governing its businesses. The Compliance Committee performs such other duties as may be prescribed pursuant to its charter. The members of the Compliance Committee for 2019 were Messrs. Linn, Burg, Morettini and Müller-Ineichen. Mr. Linn served as Chairman of the Compliance Committee until his term ended at our 2019 Annual Meeting. Mr. Burg was appointed to our Compliance Committee on May 20, 2019 and Mr. Morettini has served as Chairman of the Compliance Committee since May 20, 2019. Each member of the Compliance Committee is independent as defined by Nasdaq listing standards.

Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Compliance Committee reviews its charter and presents any recommendations for amendments to the Board. The Compliance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Compliance Committee in February 2020. The Compliance Committee met four (4) times in 2019.

Nomination/Governance Committee.    The Nomination/Governance Committee of our Board of Directors makes recommendations to the Board of individuals qualified to serve as Directors and committee members for our Board of Directors, advises the Board with respect to Board composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance guidelines and oversees the evaluation of our Board of Directors. The Nomination/Governance Committee may retain, at the Company's expense, such independent counsel or other advisors as it deems necessary.

The members of the Nomination/Governance Committee during 2019 were Messrs. Linn, Burg, Morettini, Müller-Ineichen and Vättö. Mr. Linn served as Chairman of our Nomination/Governance Committee until his term ended at our 2019 Annual Meeting. Mr. Morettini has served as Chairman of our Nomination/Governance Committee since May 20, 2019. Each member of the Nomination/Governance Committee is independent as defined by Nasdaq listing standards.

Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Nomination/Governance Committee reviews its charter and presents any recommendations for amendments to the Board. The Nomination/Governance Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter. The charter was last reviewed by the Nomination/Governance Committee in February 2020. The Nomination/Governance Committee met five (5) times in 2019.

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are anticipated. Various potential candidates for Director are then identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board of Directors, professional search firms, shareholders or industry sources.

When recommending nominees to the Board, the Nomination/Governance Committee considers candidates based on merit, against objective criteria relating to the candidate's knowledge, experience, skills and expertise, with due regard for the benefits of diversity on the Board of Directors. In considering diversity, the Nomination/Governance Committee considers differences that relate to gender, age, ethnicity, race, national origin, cultural background, disability, religion and other personal distinctions. The Nomination/Governance Committee assesses the effectiveness of our Board Diversity policy as part of its annual review of composition of the Board of Directors and considers the results of this assessment when evaluating director nominees. Our Board Diversity Policy is available on our website at www.altisource.com and is available in print to any shareholder who requests it.

In evaluating a particular candidate, the Nomination/Governance Committee will also consider factors other than the candidate's qualifications and background, including (i) the current composition of the Board of Directors and the interplay of the candidate's experience with the background of other members of our Board of Directors, (ii) whether the candidate meets the independence standards set forth under applicable laws, regulations and Nasdaq listing standards, (iii) the balance of management and independent Directors, (iv) the need for Audit Committee expertise and (v) the evaluation of other prospective nominees.

In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines whether the candidates will be nominated and presented to the shareholders for election, after considering the recommendation and report of the Nomination/Governance Committee.

The Nomination/Governance Committee considers director candidates recommended by shareholders. If you want to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Should you recommend a qualified candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other candidate. You should provide each proposed nominee's name, biographical data, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Any recommendation that a shareholder desires to have included in our proxy materials for consideration at our 2021 annual meeting of shareholders must be received at our registered office no later than December 7, 2020. Please see the "Shareholder Rights" and "Shareholder Proposals" sections for additional information regarding shareholder proposals.

Our Nomination/Governance Committee continues to consider the composition and diversity of our Board of Directors and at a future date may propose changes to the composition of the Board including the election of one or more additional director candidates in order to complement the qualifications and experience of our existing Board members, and to enhance the diversity of our Board composition.

Executive Committee.    Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board and to otherwise assist the Board in handling matters that, in the opinion of the Chairman of the Board, should not be postponed until the next scheduled meeting of the Board. The members of our Executive Committee during 2019 were Messrs. Vättö, Shepro and Mueller-Ineichen. Mr. Vättö served as Chairman of our Executive Committee until his term ended at our 2019 Annual Meeting. Mr. Mueller-Ineichen has served as Chairman of our Executive Committee since his appointment to our Executive Committee on May 20, 2019.

Our Executive Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisource.com and is available in print to any shareholder who requests it. On an annual basis, the Board of Directors reviews and approves the charter. The Executive Committee also evaluates its performance under its charter and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter, except to the extent the Executive Committee has not taken any action during the year. The charter was last reviewed by the Board of Directors in February 2020. The Executive Committee did not meet and took no action pursuant to written consent in 2019.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for effective corporate governance and to promote the effective functioning of the Board and its Committees. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, minimum stock ownership requirements for our non-management Directors and our Chief Executive Officer, anti-hedging and anti-pledging policies, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance reviews of the Board of Directors.

Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to the Corporate Governance Guidelines to our Board of Directors. Our Corporate Governance Guidelines were last reviewed by the Nomination/Governance Committee in February 2020. Our Corporate Governance Guidelines are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shareholder Rights

We are committed to governance policies and practices that serve the interests of the Company and its shareholders in accordance with Luxembourg law. The following is a summary of our policies and practices that provide rights to our shareholders:

  •
  Majority Voting:  Directors are elected by the majority of votes cast.
  •
  Annual Elections:  All Directors are elected annually. Altisource does not have a staggered board.
  •
  Shareholder Proposals:  Shareholders representing individually or jointly at least ten percent (10%) of the Company's share capital may nominate candidates for election to the Altisource Board and make other proposals for inclusion in the proxy statement, subject to completing certain formalities. Please see the "Shareholder Proposals" section for additional information.
  •
  Special Meetings:  A special meeting of shareholders may be called at any time by the holders of at least ten percent (10%) of the outstanding stock entitled to be voted at such meeting.
  •
  No Shareholder Rights Plan:  Altisource does not maintain a shareholder rights plan (sometimes called a "poison pill").

The Board of Directors and its Committees monitor developments in governance best practices to assure that the Board continues to meet its commitment to represent shareholder interests.

Shareholder Engagement

Engagement with our shareholders helps us gain useful feedback on a wide variety of relevant topics, which may include corporate governance, compensation practices, Board diversity, capital structure, business performance and the operation of the Company. If such feedback is received, it is shared regularly with the Company's management and the Board, and may be considered in setting the governance practices and strategic direction for the Company. Shareholder feedback may also help us to better tailor the public information we provide to address the interests and inquiries of our shareholders and other interested parties.

Altisource from time to time interacts and communicates with shareholders in a number of forums, including quarterly earnings presentations, SEC filings, investor conferences and meetings and press releases. In furtherance of the Company's commitment to constructive communication and engagement with shareholders, the Company's policy regarding communications by shareholders and other interested parties with the Board of Directors is designed to promote effective engagement with shareholders and clearly outline the parameters for such engagement.

Shareholders who wish to contact our Board of Directors or any individual Director regarding Altisource may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg or by email to the Office of the Corporate Secretary at corporate.secretary@altisource.lu. Relevant communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by Nasdaq listing standards. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisource.com and are available to any shareholder who requests a copy by writing to our Corporate Secretary at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. On an annual basis, the Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers were last reviewed by the Board of Directors in February 2020. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or Nasdaq listing standards, must be approved by our Board of Directors or the Audit Committee and will be posted on our website at www.altisource.com or otherwise disclosed in accordance with such rules.

Risk Management and Oversight Process

Our Board of Directors and its Committees play a key role in the oversight of the Company's risk management.

Through regular reviews with management and internal and external auditors, the Board of Directors and the Audit Committee monitor Altisource's enterprise risks, including credit risk, liquidity risk, operational risk and legal and regulatory risk. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and, in conjunction with management, considers whether accounting and financial controls are aligned with business risks. In its periodic meetings with the external auditors, the Audit Committee reviews the external audit scope, the external auditors' responsibilities and independence under the Standards of the Public Company Accounting Oversight Board ("PCAOB"), accounting policies and practices and other required communications.

On an annual basis, the Board of Directors and the Audit Committee perform an enterprise risk assessment with management to review the principal risks and monitor the steps management is taking to map and mitigate these risks. This enterprise risk assessment includes operational, financial, legal and regulatory compliance, reputational, technology, privacy, data security (including cybersecurity), strategic and other risks that could adversely affect our business.

The Board of Directors and the Compliance Committee monitor Altisource's overall compliance function, including the compliance management system, and Altisource's compliance with legal and regulatory requirements and related risks, through regular reviews with both management and internal auditors. At least quarterly, the Compliance Committee reviews and discusses with management the Company's compliance with legal and regulatory requirements and compliance programs.

Working closely with management, the Nomination/Governance Committee assists the Board of Directors in monitoring the Company's governance and succession risks, and the Compensation Committee assists the Board of Directors in monitoring the Company's compensation policies and related risks.

In addition, the Board on an ad hoc basis provides oversight of and monitors management's contingency planning and response to emerging risks and the potential impact on the Company. The Board is engaging in such oversight and monitoring related to the COVID-19 pandemic.

The role of the Board of Directors in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Company's risk exposure, and the Board of Directors and its Committees providing oversight of the management of these risks.

Corporate Responsibility, Sustainability and Human Rights

At Altisource, we are dedicated to improving the welfare of the communities in which we operate through social and other responsibility initiatives, such as our continued collaboration with Habitat for Humanity International ("Habitat") to help revitalize homes and communities. We believe that our commitment to corporate responsibility and community involvement is not only an expression of good corporate citizenship that aligns with our core value of enriching the communities in which we live and serve, but also strengthens our relationships with our customers and other stakeholders, contributing to the long-term success of our business.

In 2015, Altisource established a Corporate Responsibility Management Committee to (i) oversee policies, procedures and strategies regarding Corporate Responsibility; (ii) encourage social responsibility by and among the Company and our employees, as well as with our customers and in our communities; and (iii) monitor the Company's reputation, including with customers, community advocates and governance agencies. The Committee typically meets quarterly and includes our Chief Legal and Compliance Officer, Chief Revenue Officer and other key operational executives.

In 2019, Altisource and its employees dedicated their time or gave funds to build or renovate homes in the U.S. and India as part of the Company's continued alliance with Habitat, supported an orphanage in India, helped to enrich child education in the Philippines and contributed efforts to alleviate poverty in Uruguay. Globally, employees donated toys, food, and school supplies to local charities and communities. We also continued to focus on increasing diversity among the vendors for certain of our businesses, with an estimated 22% of our 2019 spending on field vendors directed to those owned or operated by people of color, women, veterans and the disabled, exceeding our target of 15%. Beyond our existing sustainability practices including telecommuting, mass transit benefits and seeking certified green office facilities, the Corporate Responsibility Management Committee has also been implementing additional initiatives including improved waste reduction by decreasing single-use plastic items and repurposing existing furniture and equipment, and has developed a quarterly sustainability performance analysis to report on these efforts.

In November 2019, our Board of Directors approved the Company's Human Rights Statement available on our website at www.altisource.com/humanrights to reaffirm the Company's position with regard to human rights principles.

Our Board of Directors provides oversight of our Corporate Responsibility Management Committee and receives regular updates on the effectiveness of the Corporate Responsibility program.

Board of Directors Compensation

Compensation Arrangements for Non-Management Directors

Altisource's director compensation program is designed to attract and retain highly qualified non-management directors. Our Compensation Committee believes that compensation for non-management directors should consist of both equity and cash to compensate members for their service on the Board of Directors and its committees and to align their interests with our shareholders.

In line with our philosophy that the interests of our Directors should align with the interests of our shareholders, and to encourage active membership, non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they serve are entitled to receive an award of shares of our common stock at the end of the applicable service year based on an award value periodically approved by our shareholders. We determine the number of shares to be granted by dividing the award value by the average of the high and low prices of our common stock as reported on the Nasdaq Global Select Market on the first day of the service year.

For the 2018 to 2019 service year, each of our non-management Directors who attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served received 4,139 shares of our common stock at the end of the service year, based on an award value of $120,000 divided by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 16, 2018 (the first day of the 2018 to 2019 service year). For the 2018 to 2019 service year, our Lead Independent Director, Mr. Burg, who served on the Board of Directors less than a full service year, attended seventy-five percent (75%) of all meetings of the Board of Directors and committees on which he served since joining the Board and received 2,642 shares at the end of the service year based on an award value of $76,603 ($120,000 prorated to his start date). For the 2018 to 2019 service year, Mr. Kramer, having served on the Board of Directors less than a full service year and having attended at least seventy-five percent (75%) of all meetings of the Board and Committees on which he served, was granted 1,134 shares upon his resignation from the Board of Directors based on an award value of $32,877 as of the grant date ($120,000 prorated to the number of days in the 2018 to 2019 service year that Mr. Kramer served as a Director).

For the 2019 to 2020 service year, our non-management Directors who attend at least seventy-five percent (75%) of all meetings of the Board and Committees on which they serve will receive 5,367 shares of common stock at the end of the service year, based on an award value of $120,000, divided by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 21, 2019 (the first day of the 2019 to 2020 service year).

In addition, in line with our philosophy that the interests of our Directors should be aligned with those of our shareholders, new non-management Directors are granted a one-time award of 500 restricted shares of common stock, which are scheduled to vest in four (4) equal installments, with the initial portion vesting on the date of the annual meeting following the award and vesting continuing on the dates of the next three (3) annual meetings.

As approved by our shareholders at our 2016 annual meeting of shareholders, each non-management member of our Board of Directors also receives the following annual cash compensation, in quarterly installments:

  •
  a retainer of $54,000;
  •
  an additional $100,000 to the Chairman of the Board of Directors(1);
  •
  an additional $25,000 to the Audit Committee Chairman;
  •
  an additional $17,500 to the Compliance Committee Chairman;

(1)
As a management Director, our current Chairman does not receive an annual retainer or any other additional compensation for his service on the Board of Directors.

  •
  an additional $15,000 to the Compensation Committee Chairman;
  •
  an additional $12,500 to the Nomination/Governance Committee Chairman;
  •
  an additional $10,000 to all Audit Committee members (other than the Audit Committee Chairman);
  •
  an additional $10,000 to all Compliance Committee members (other than the Compliance Committee chairman);
  •
  an additional $7,500 to all Compensation Committee members (other than the Compensation Committee Chairman); and
  •
  an additional $5,000 to all Nomination/Governance Committee members (other than the Nomination/Governance Committee Chairman).

The Company also pays for, or reimburses our Directors for, their reasonable travel, lodging, food and other expenses related to their attendance at Board, Committee or shareholder meetings or other corporate functions.

Certain Directors are also required to file Luxembourg tax returns in connection with the compensation that they receive as Directors of Altisource. In connection with this requirement, as approved by our shareholders at the 2018 Annual Meeting, the Company pays for tax preparation services for any Luxembourg tax returns that must be filed by non-resident Directors as a result of their membership on the Board of Directors of Altisource.

Non-Management Director Compensation for 2019

The following table summarizes (i) cash compensation earned in 2019 by each non-management member of our Board of Directors who served as a Director during 2019, (ii) stock awards made to our non-management Directors in 2019 for their service in the 2018 to 2019 service year and (iii) any other compensation received in 2019. Our management Director does not receive an annual retainer or any other additional compensation for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Timo Vättö(3)	$71,275	$91,803	-	$163,078
Scott E. Burg(4)	$83,348	$61,372	-	$144,720
W. Michael Linn(5)	$36,412	$91,803	-	$128,215
Joseph L. Morettini(6)	$93,753	$94,576	-	$188,329
Roland Müller-Ineichen(7)	$101,500	$91,803	-	$193,303
(1)
Cash compensation for our non-management directors is established on a "service year" basis running from one annual meeting of shareholders to the next annual meeting of shareholders, and is paid in equal installments at the end of each quarter during which the non-management director served as a member of our Board of Directors. Director compensation may be prorated for a Director serving less than a full one (1) year term, as in the case of a Director joining the Board of Directors after an annual meeting of shareholders but during the service year. This table shows the amounts earned for service in 2019, including amounts earned for service in the fourth quarter of 2019 and paid in the first quarter of 2020.

(2)
Non-management Directors who attended at least seventy-five percent (75%) of all meetings of the Board of Directors and Committees on which they served for the 2018 to 2019 service year were entitled to receive an award of Altisource common stock at the end of such service year. The number of shares of common stock was determined by dividing $120,000 by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on the first day of the service year. This table shows the aggregate award date fair value of such shares on the date awarded in May 2019.

(3)
Mr. Vättö served as a Director and Chairman until our 2019 Annual Meeting held on May 19, 2019. At Mr. Vättö's election, his cash compensation was paid in euros using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which payment was made: for the first quarter, an exchange rate of 0.8833 euros to the U.S. dollar and for the second quarter, an exchange rate of 0.8917 euros to the U.S. dollar. The cash amounts reported herein are the U.S. dollar amounts prior to the conversion to euros.

(4)
On the date of his initial election to our Board of Directors, Mr. Burg received a one-time grant of 500 shares of common stock, with an aggregate grant date fair market value of $16,955. This award vests in four (4) equal installments beginning on the date of the 2019 annual meeting of shareholders and continuing on the dates of the next three (3) annual meetings of shareholders, subject to Mr. Burg's continued service on the Board. Beginning with the third quarter 2019 director compensation, all compensation related to Mr. Burg's service as a Director is paid to STS Master Fund, Ltd.

(5)
Mr. Linn served as a Director until our 2019 Annual Meeting.

(6)
On the date of his initial election to our Board of Directors, Mr. Morettini received a one-time grant of 500 shares of common stock, with an aggregate grant date fair market value of $9,838. This award vests in four (4) equal installments beginning on the date of the 2018 annual meeting of shareholders and continuing on the dates of the next three (3) annual meetings of shareholders, subject to Mr. Morettini's continued service on the Board.

(7)
At Mr. Müller-Ineichen's election, his cash compensation was paid in euros and Swiss francs using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which the payment was made: for the first quarter, an exchange rate of 0.8833 euros to the U.S. dollar; for the second quarter, an exchange rate of 0.8917 euros to the U.S. dollar; for the third quarter, an exchange rate of 0.90259 euros to the U.S. dollar and for the fourth quarter, an exchange rate of 0.98332 Swiss francs to the U.S. dollar. The cash amounts reported herein are the U.S. dollar amounts prior to conversion to euros or Swiss francs.

Minimum Stock Ownership Requirements

To further align our non-management Directors' interests with those of our shareholders, our Board of Directors has adopted minimum stock ownership requirements for non-management Directors. Pursuant to these ownership requirements, each non-management Director is required to attain and maintain stock ownership at a level equal to three times his or her annual cash retainer. The minimum number of shares is determined as of the later of (i) the date of such person's election as a non-management director or (ii) the date when such person first became subject to this policy. Each non-management Director has two years from the effective date of his or her initial appointment or from the date on which he or she first becomes subject to the policy, whichever is later, to comply with these requirements. The minimum stock ownership level will not change as a result of fluctuations in the market price of the Company's common stock. Incremental increases in the level of required stock ownership will be determined as of the effective date of any increase in the annual cash retainer paid to non-management Directors. Each of our Directors either currently meets the applicable minimum stock ownership requirements or is expected to come into compliance with these requirements within the period noted above. For information regarding the minimum stock ownership requirements applicable to our Chief Executive Officer, please see "Minimum Stock Ownership Requirement for the Chief Executive Officer" in our Compensation Discussion and Analysis. The minimum stock ownership requirements for our non-management Directors and our Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to each person who served as one of our executive officers in 2019 but did not serve on our Board of Directors. Our executive officers are determined annually by our Board of Directors and generally serve at the discretion of our Board of Directors. None of our Directors or executive officers is related to any other Director or executive officer of Altisource by blood, marriage or adoption.

Name	Age(1)	Position
Kevin J. Wilcox	56	Chief Administration and Risk Officer
Michelle D. Esterman	47	Chief Financial Officer
Marcello Mastioni	44	Chief Operating Officer
Gregory J. Ritts	51	Chief Legal and Compliance Officer
(1)
As of March 20, 2020

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our executive officers that is not a Director is set forth below.

Kevin J. Wilcox.    Mr. Wilcox serves as Chief Administration and Risk Officer of Altisource. Mr. Wilcox has served as Chief Administration Officer since August 2009 and as General Counsel from August 2009 through October 2014. Mr. Wilcox also serves on the Boards of certain of Altisource's subsidiaries. Before joining Altisource, he served as Executive Vice President, Chief Administration Officer and Corporate Secretary for Ocwen from May 2008. Mr. Wilcox also served as Senior Vice President of Human Resources and Corporate Services for Ocwen. He joined Ocwen in March 1998 as Senior Manager, Litigation in the Law Department, where he was responsible for the management and resolution of all corporate litigation. He holds a Bachelor of Science in Business Administration from the University of Florida and a Juris Doctor from the Florida State University College of Law.

Michelle D. Esterman.    Ms. Esterman has served as Chief Financial Officer of Altisource since August 2018. She also served as Chief Financial Officer of Altisource from March 2012 to October 2017 and as Executive Vice President, Finance of Altisource from October 2017 to August 2018. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services for Deloitte since 2003, including a two year rotation with Deloitte Touche Tohmatsu, and in various positions within Deloitte & Touche LLP from 1996 to 2003. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.

Marcello Mastioni.    Mr. Mastioni has served as Chief Operating Officer of Altisource since March 2019. He previously served as President, Consumer Real Estate Marketplace since joining Altisource in August 2017. Prior to joining the Company, Mr. Mastioni served as Vice President and Managing Director of Europe, Middle East and Africa at HomeAway from March 2013 to July 2017. He was also Director of Strategy and Business Development at Expedia from June 2010 to March 2013. Mr. Mastioni served as Head of Retail and Consumer Goods Industries at the World Economic Forum and led operations for General Electric ("GE") in Europe, including those of GE's Digital Energy UPS business. He holds a master of science in industrial engineering and business administration from the Polytechnic University of Milan and a master of advanced studies in global leadership from Columbia, INSEAD and London Business School.

Gregory J. Ritts.    Mr. Ritts has served as Chief Legal and Compliance Officer of Altisource since February 2018 and has served as General Counsel since joining Altisource in October 2014. Before joining Altisource, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe, an advertising and communications group, beginning in June 2010. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctor from the University of Michigan Law School.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock by:

  •
  all persons known by Altisource to beneficially own five percent (5%) or more of the outstanding common stock;
  •
  each Director and Named Executive Officer (as defined in "Compensation Discussion and Analysis") of Altisource; and
  •
  all Directors and executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is based on an aggregate of 15,529,772 shares issued and outstanding as of March 20, 2020. Unless otherwise indicated in the footnotes below, the information is provided as of the record date, March 20, 2020.

Unless otherwise noted, the address for contacting the Directors and Named Executive Officers listed below is: Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Shares Beneficially Owned(1)

Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,000,709	38.64%
Deer Park Road Management Company, LP(3)	3,368,736	21.69%
Directors and Named Executive Officers:
Scott E. Burg(3)	3,371,628	21.71%
William B. Shepro(4)	856,742	5.38%
Kevin J. Wilcox(5)	531,597	3.36%
Michelle D. Esterman(6)	105,842	*
Marcello Mastioni(7)	50,947	*
Gregory J. Ritts(8)	42,439	*
Roland Müller-Ineichen	33,634	*
Joseph L. Morettini	10,276	*
All Directors and Executive Officers as a Group (8 persons)	5,003,105	30.57%
*
Less than one percent (1%)

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power, as defined in the rules promulgated under the Exchange Act, or has the right to acquire such beneficial ownership within 60 days after March 20, 2020. Therefore, the table includes options to purchase shares of our common stock that are currently exercisable or will become exercisable within such 60-day period and restricted shares and restricted share units ("RSUs") that vest within 60 days. It does not include restricted shares that do not vest within such 60-day period and under which the holder has no voting rights until vested. With respect to shares, unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. In accordance with Company policy, no shares have been pledged as security for indebtedness by the Named Executive Officers or Directors.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on January 9, 2020, Mr. Erbey's holdings consist of 5,452,489 shares held by Salt Pond Holdings, LLC ("Salt Pond"), a United States Virgin Islands limited liability company, of which the members are the Christiansted Trust (as defined below), the Frederiksted Trust (as defined below) and Erbey Holding Corporation (as defined below); the Christiansted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey (Mr. Erbey's brother), Mrs. Erbey and Salt Pond are co-trustees (the "Christiansted Trust"); the Frederiksted Trust, a United States Virgin Islands trust, of which Mr. Erbey, John Erbey and Salt Pond are co-trustees (the "Frederiksted Trust"); and Erbey Holding Corporation, Inc. ("Erbey Holding Corporation"), a Delaware corporation, wholly-owned by Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability company; and 548,220 shares of common stock held by Mrs. Erbey. Mr. and Mrs. Erbey's business address is P.O. Box 25437, Christiansted, United States Virgin Islands 00824.

(3)
Based on information contained in a Schedule 13D/A filed with the SEC on March 17, 2020 by Deer Park Road Management Company, LP ("Deer Park"), a limited partnership, on behalf of itself and Deer Park Road Management GP, LLC, Deer Park Road Corporation, Michael David Craig-Scheckman, AgateCreek LLC and Scott Edward Burg (collectively, the "Deer Park Reporting Persons") and a Form 4 filed with the SEC on March 19, 2020, Deer Park's holdings consist of 3,368,736 shares held for the account of the STS Master Fund, Ltd. Based on information set forth in a Schedule 13D/A filed with the SEC on March 17, 2020, the Deer Park Reporting Persons share voting and dispositive power. Deer Park serves as investment adviser to STS Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands. In addition, Mr. Burg owns 2,767 shares in connection with his service as a non-management director of Altisource and 125 restricted shares are scheduled to vest on or within 60 days after March 20, 2020. The total share amount of 3,371,628 listed for Mr. Burg in the table includes the 3,368,736 shares beneficially owned by Deer Park Road Management Company, LP. The business address of the Deer Park Reporting Persons is 1195 Bangtail Way, Steamboat Springs, Colorado 80487.

(4)
Consists of options to purchase 392,400 shares exercisable on or within 60 days after March 20, 2020; 12,492 restricted shares and restricted share units scheduled to vest on or within 60 days after March 20, 2020; and 451,850 shares held by the William B. Shepro Revocable Trust (as to which Mr. and Mrs. Shepro share voting and dispositive power), of which 35,000 were purchased in the open market on April 29, 2015; 7,200 were purchased in the open market on March 22, 2016; 2,300 were purchased in the open market on March 29, 2016; 1,700 were purchased in the open market on May 2, 2016; 21,066 were purchased in a stock option exercise on August 19, 2016; 6,130 were purchased in the open market on November 4, 2016; 5,250 were purchased in the open market on February 21, 2017; 4,608 were purchased in the open market on February 24, 2017; 9,966 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 56,250 were purchased in a stock option exercise on September 1, 2017; 168,751 were purchased in a stock option exercise on February 9, 2018; 4,309 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 18,866 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 13,205 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 2,277 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 9,966 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 3,150 were purchased in the open market on October 30, 2019; 1,400 were purchased in the open market on November 14, 2019; 13,205 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020 and 10,153 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020.

(5)
Consists of options to purchase 239,000 shares exercisable on or within 60 days after March 20, 2020; 45,600 restricted shares and restricted share units scheduled to vest on or within 60 days after March 20, 2020; and 246,997 shares, of which 18,000 were purchased in the open market on April 29, 2015; 8,130 were purchased in a stock option exercise on March 30, 2016; 1,700 were purchased in the open market on May 2, 2016; 22,999 were purchased in a stock option exercise on August 19, 2016; 3,610 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 39,167 were purchased in a stock option exercise on September 1, 2017; 117,501 were purchased in a stock option exercise on February 9, 2018; 1,005 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 6,834 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 6,603 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 532 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 3,610 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 6,603 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020 and 4,023 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020.

(6)
Consists of options to purchase 84,683 shares exercisable on or within 60 days after March 20, 2020; 2,467 restricted shares and restricted share units scheduled to vest on or within 60 days after March 20, 2020; and 18,692 shares held jointly by Ms. Esterman and her spouse, Gregory F. Esterman, of which 2,553 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 603 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 3,206 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 801 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 416 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 3,250 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 780 were purchased in the open market on October 30, 2019; 3,230 were acquired pursuant to the vesting of a restricted share unit award on January 29, 2020; 878 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020 and 2,975 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020.

(7)
Consists of options to purchase 24,465 shares exercisable on or within 60 days after March 20, 2020; 2,550 restricted share units scheduled to vest on or within 60 days after March 20, 2020 and 23,932 shares, of which 6,808 were acquired pursuant to the vesting of a restricted share award on August 1, 2018; 1,078 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 7,463 were acquired pursuant to the vesting of a restricted share award on August 1, 2019; 4,025 were acquired pursuant to the vesting of a restricted share unit award on November 12, 2019; 1,213 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020 and 3,345 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020.

(8)
Consists of options to purchase 27,722 shares exercisable on or within 60 days after March 20, 2020; 2,101 restricted shares scheduled to vest on or within 60 days after March 20, 2020; and 12,616 shares, of which 500 were purchased in the open market on March 21, 2016; 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2017; 266 were acquired pursuant to the vesting of a restricted share award on April 7, 2018; 987 were acquired pursuant to the vesting of a restricted share award on April 15, 2018; 882 were acquired pursuant to the vesting of a restricted share award on July 27, 2018; 1,981 were acquired pursuant to the vesting of a restricted share award on November 13, 2018; 573 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2019; 266 were acquired pursuant to the vesting of a restricted share award on April 7, 2019; 986 were acquired pursuant to the vesting of a restricted share award on April 15, 2019; 878 were acquired pursuant to the vesting of a restricted share award on July 27, 2019; 300 were purchased in the open market on October 29, 2019; 1,981 were acquired pursuant to the vesting of a restricted share award on November 13, 2019; 562 were acquired pursuant to the vesting of a restricted share unit award on February 12, 2020 and 1,467 were acquired pursuant to the vesting of a restricted share unit award on February 25, 2020.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,468,046	$29.19	847,905

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent (10%) of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon the Company's review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2019.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information regarding each of the following:

  •
  our compensation philosophy and the overall objectives of our executive compensation program;

  •
  our compensation governance practices;

  •
  our executive compensation review process;

  •
  the elements of our executive compensation program; and

  •
  the decisions made in 2019 and the first quarter of 2020 with respect to the compensation of each of our named executive officers identified below (the "Named Executive Officers").

Our Named Executive Officers for 2019 are:

Name	Position
William B. Shepro	Chief Executive Officer
Kevin J. Wilcox	Chief Administration and Risk Officer
Michelle D. Esterman	Chief Financial Officer
Marcello Mastioni	Chief Operating Officer
Gregory J. Ritts	Chief Legal and Compliance Officer

Executive Compensation Philosophy and Objectives

We believe an effective executive compensation program aligns executives' interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder and other stakeholder value. We provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance and individual service longevity. The Compensation Committee evaluates both performance and compensation opportunities to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key executives remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity compensation that rewards performance measured against established goals with an emphasis on performance based equity.

In determining executive compensation for fiscal year 2019, our Compensation Committee considered, among other factors, the shareholder support that the "Say-on-Pay" proposal received at our annual meeting of shareholders in 2019, with approximately seventy-six (76%) of voted shares supporting the Company's executive compensation structure, and continued to apply principles and a philosophy focused on pay-for-performance and the use of a compensation program designed to motivate the creation of shareholder and other stakeholder value.

In furtherance of these principles and philosophy, in 2019, our Compensation Committee approved certain compensation changes in the following areas, including:

  •
  for our executives, beginning in 2019, changed the payout of any amounts earned under our annual incentive plan from a maximum of seventy five percent (75%) in cash to sixty percent (60%) in cash and forty percent (40%) in equity that vests over the following two years;

  •
  for all other annual incentive-eligible employees, made a corresponding change to the payout of any amounts earned under our annual incentive plan from a maximum of ninety percent (90%) in cash to seventy-five percent (75%) in cash and twenty-five percent (25%) in equity that vests over the following two years.

In 2020, as part of our continued focus on the above compensation philosophy and objectives:

  •
  The Compensation Committee approved a further compensation change, to move to a more simplified scorecard for all executives generally focusing on three strategic areas, Ocwen/New Residential Investment Corp. ("NRZ") service revenue, service revenue from other clients, and Corporate Adjusted EBITDA, with compliance and customer experience performance being considered as part of the Named Executive Officer's impact rating.

  •
  Continued our regular annual equity grant practice for our executive officers as part of our LTIP, with a significant portion thereof tied to the achievement of financial and share price performance metrics over a three-year period.

Compensation Governance Practices

Our compensation program maintains and continues to build upon the Company's compensation governance framework. In evaluating the design of our compensation program, our Compensation Committee considers whether such program discourages behavior that may result in unnecessary or excessive risk.

Key features of our compensation program and practices include:

  •
  Performance-Based Compensation.

  o
  Annual Incentive Plan.  Our annual incentive plan is based upon performance against pre-established metrics. Such metrics typically include service revenue, adjusted EBITDA, strategic initiatives and organizational impact. By vesting the RSU component over a two-year period, employees are incented to perform over an extended period of time and balance the achievement of shorter term objectives with longer term corporate performance.

  o
  Long-Term Incentive Plan ("LTIP").  A significant portion, 50%, of our LTIP rewards Named Executive Officers based upon achievement of adjusted EPS and Total Shareholder Return compared to the Russel 3000 over a three-year period. Because this portion of our LTIP awards cliff vest three years after the grant date based upon performance against these metrics for the three year period, employees are incented to perform over an extended period of time and balance achievement of shorter term objectives with longer term corporate performance.

  •
  Independent Compensation Consultant.  We typically use an independent compensation consultant to review, analyze and provide recommendations regarding executive compensation.

  •
  Minimum Stock Ownership Requirement for the Chief Executive Officer.  In February 2018, the Board of Directors instituted a requirement for our Chief Executive Officer that he beneficially own Altisource stock equal to at least three times his base salary.

  •
  Clawback Policy.  In February 2018, we voluntarily adopted a clawback policy that, as amended in February 2019, provides that the Company may seek to recoup incentive compensation paid to one or more executive officers to the extent that their willful commission of a material error, fraud or misconduct resulted in: (i) one or more financial restatements; or (ii) material reputational harm to the Company.

  •
  Restrictive Covenants.  With respect to equity grants made after January 1, 2013, we generally have the right to cancel outstanding equity awards and recover realized gains if an executive breaches certain restrictive covenants within two years following his or her departure from the Company.

  •
  Golden Parachute Excise Tax Protection.  We do not provide golden parachute excise tax gross-up protection for our executives.

  •
  Anti-Hedging and Anti-Pledging Policies.  Our Corporate Governance Guidelines prohibit our executive officers and directors from pledging or otherwise encumbering shares of the Company's common stock as collateral for indebtedness and from entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock. We also maintain a management directive detailing our trading window period policy and our insider trading policy, which contains similar prohibitions.

Our Executive Compensation Review Process

Role of Our Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program, including base salaries, non-equity and equity incentive compensation, equity awards, including those under our LTIP, and executive benefits. The Compensation Committee determines the compensation of our Chief Executive Officer and approves the compensation of our Named Executive Officers.

The Compensation Committee reviews the compensation of our Chief Executive Officer and our Named Executive Officers periodically to determine whether compensation changes are appropriate, and it may make changes to target total compensation opportunities from time to time. To make decisions that are informed by marketplace practices, the Compensation Committee, typically in consultation with its independent compensation consultant, conducts benchmarking analysis among peer companies that are comparable in size, industry and other attributes and that may compete with Altisource for qualified talent bi-annually. In evaluating executive compensation, the Compensation Committee also considers such factors as the executive's performance against pre-set targets for the year, the Company's overall performance against its pre-set targets in the environment in which the Company is operating, the performance of the Company's stock price compared to similar companies, the executive's experience and expertise, the executive's scope of responsibility and other factors such as retention.

Role of Executive Officers in Compensation Decisions

Certain executives are involved in the design and implementation of our executive compensation program. Historically, our Chief Executive Officer and Chief Administration and Risk Officer generally attended Compensation Committee meetings, except that they were not present during any voting or deliberations on their own compensation. These executives actively participated in performance determinations and compensation discussions for other executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation. Going forward, we expect that our Chief Executive Officer will continue attending Compensation Committee meetings in the same manner. The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations. The Compensation Committee will generally delegate executive compensation matters to the Chief Executive Officer for execution and, in limited circumstances, further development following approval by the Committee.

In addition, the Compensation Committee has delegated authority to the Chief Executive Officer to approve equity awards of up to 5,000 stock options or 5,000 restricted shares (or similar equity instrument) per employee (other than Named Executive Officers), with an exercise price of up to $50 per share and in an aggregate amount of up to 75,000 stock options or restricted shares (or similar equity instrument) per calendar year. Awards approved by the Chief Executive Officer pursuant to this delegation are reported to the Compensation Committee on a regular basis.

Role of Compensation Consultant

The Compensation Committee periodically engages an independent compensation consultant to provide compensation consulting services. With the consent of the Compensation Committee or Compensation Committee Chairman, the independent compensation consultant coordinates with the Company's human resources function to gather information necessary to provide these services and reviews, validates and provides input on information, programs and recommendations.

Among other services, from time to time the Compensation Committee engages its compensation consultant to review the peer group used to benchmark executive and director pay to ensure the comparisons remain meaningful and relevant. Consistent with this practice and considering the evolution of Altisource's business model, in 2019, the Compensation Committee engaged Exequity to conduct a review of the Company's peer group for purposes of compensation analysis and comparison. Exequity's review and recommendation resulted in the following changes to the Company's peer group:

Companies removed from the peer group:

  •
  CoreLogic, Inc.
  •
  CoStar Group, Inc.
  •
  FleetCor Technologies,  Inc.
  •
  Genpact Ltd.
  •
  Jack Henry & Associates Inc.
  •
  Marcus & Millichap, Inc.
  •
  Stewart Information Services Corp.
  •
  WEX, Inc.

Companies added to the peer group:

  •
  FedNat Holding Company
  •
  GreenSky, Inc.
  •
  Impac Mortgage Holdings,  Inc.
  •
  NMI Holdings, Inc.
  •
  Regional Management Corp.

The group of 16 peer companies currently consists of:

  •
  Black Knight Financial Services, Inc.
  •
  Ellie Mae, Inc.
  •
  Everi Holdings, Inc.
  •
  ExlService Holdings, Inc.
  •
  FedNat Holding Company
  •
  GreenSky, Inc.
  •
  Impac Mortgage Holdings, Inc.
  •
  Mr. Cooper Group, Inc.
  •
  NMI Holdings, Inc.
  •
  PennyMac Financial Services, Inc.
  •
  Radian Group Inc.
  •
  RealPage, Inc.
  •
  Redfin Corporation
  •
  Regional Management Corp.
  •
  Virtusa Corp.
  •
  Zillow Group, Inc.

Elements of Executive Compensation

The current annual compensation package for our Named Executive Officers primarily consists of three elements:

  •
  Base salary.  Base salary is intended to attract executives and to provide fixed compensation that is commensurate with the executive's scope of responsibility and effectiveness.

  •
  Annual incentive compensation.  Altisource's annual incentive compensation—which is payable in a combination of cash and restricted equity (RSUs)—is based on the achievement of Company performance targets and an assessment of the executive's impact on the organization. The annual incentive plan is designed to align the executive's compensation with the Company's strategic business and financial goals that increase long-term shareholder and other stakeholder value.

  •
  Long-term equity compensation.  Long-term equity compensation focuses on the retention of high-performing executives and incenting the achievement of strategic business objectives designed to increase long-term shareholder and other stakeholder value.

We believe that this compensation mix supports our objective of putting a large portion of compensation "at risk" based on Company performance. These elements of compensation are also designed to be consistent with competitive market practices and to attract and retain highly talented executives. Beginning with the 2018 service year, we restructured our annual incentive compensation to replace a significant portion of our cash based incentive compensation by compensation paid in restricted equity (RSUs) and have continued this practice in 2019 and 2020 with 40% of 2020 service year annual incentive awards to be paid in RSUs. We also emphasize performance-based long-term equity compensation because of (i) the direct link that equity compensation provides between shareholder interests and the interests of our executives and (ii) the employee retention characteristics that equity compensation provides considering our industry and business environment. Taking into account both the 2020 target annual incentive and 2020 target LTIP amounts, an average of 59% of each Named Executive Officer's 2020 target annual compensation is performance based and at risk, with 75% of the Chief Executive Officer's being performance based and at risk.

Base Salary

Base salaries for our Named Executive Officers are established based on individual qualifications and job responsibilities while using a market-based approach that takes into account compensation levels at companies in our peer group for similar positions. The Compensation Committee sets the base salary for the Chief Executive Officer and approves the base salaries for all other Named Executive Officers.

Base salaries for our Named Executive Officers are reviewed periodically, and adjustments may be made based on market information, internal review of the Named Executive Officer's compensation in relation to other executives, individual performance and corporate performance. Salary levels are also considered upon a relocation, a promotion or other change in job responsibility.

In addition, under article L.223-1 of the Luxembourg Labor Code, compensation owed pursuant to an employment agreement is required to be adapted based upon the cost of living index in the Grand Duchy of Luxembourg. Effective January 1, 2020, there was a required two and a half percent (2.5%) increase in compensation pursuant to this law. On this date, the base salaries for our Named Executive Officers (other than Ms. Esterman, who does not reside in Luxembourg and is not subject to a Luxembourg employment agreement) and the incentive compensation target for the Chief Executive Officer was adjusted accordingly. There were no other changes to base salaries for our Named Executive Officers in 2019 and to date in 2020.

Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros (other than for Ms. Esterman, who resides in the U.S. and Mr. Mastioni, whose salary is set and paid in euros). Please see the Summary Compensation Table under "Executive Compensation" for additional information regarding the base salaries of our Named Executive Officers.

Annual Incentive Compensation

The following discussion provides a summary of the compensation of our Named Executive Officers under our annual incentive plan for performance during 2019.

Overview

Pursuant to our annual incentive plan, a participant earns annual incentive compensation subject to award guidelines as determined by the Compensation Committee (payable in a combination of cash and equity).

In 2019, consistent with prior years, annual incentive compensation awards made up a significant portion of the target total annual compensation for each of our Named Executive Officers. The Named Executive Officers had their targeted annual incentive award expressed as a percentage of their target total annual compensation. In order to better align with market practice, support the retention of our executives and more closely align executive compensation with shareholder interests, the annual incentive award program was amended for the 2019 service year for all Named Executive Officers to receive forty percent (40%) of their award in RSUs and the remaining sixty percent (60%) in cash.

The table below reflects the percentage of each executive's target total annual compensation that was allocated to each of base salary and annual incentive compensation in 2019 and the percentage of actual total annual compensation for each executive that was allocated to each of base salary and annual incentive compensation in 2019:

Name	Base Salary % of Target Total Annual Compensation in 2019	Annual Incentive Compensation % of Target Total Annual Compensation in 2019	Base Salary % of Actual Total Annual Compensation in 2019	Annual Incentive Compensation % of Actual Total Annual Compensation in 2019
William B. Shepro	40%	60%	49%	51%
Kevin J. Wilcox	50%	50%	55%	45%
Michelle D. Esterman	61%	39%	72%	28%
Marcello Mastioni	60%	40%	69%	31%
Gregory J. Ritts	65%	35%	68%	32%

In 2019, thirty-five percent (35%) to sixty percent (60%) of target total annual target incentive compensation of our Named Executive Officers was payable only upon achievement of certain minimum Company and individual performance levels. The appropriate targeted percentage is assigned to our Named Executive Officers based upon the nature and scope of their responsibilities and is structured in a manner that is intended to motivate executives to achieve pre-established performance goals. As in prior years, this was accomplished in 2019 by utilizing a scorecard methodology that incorporates multiple performance indicators (typically with a substantial majority of the award tied to financial performance indicators) for our Named Executive Officers that are developed through our annual strategic planning process and designed to enhance Company performance and long-term shareholder value.

In 2019, our Named Executive Officers were also evaluated by the Chairman and Chief Executive Officer on their "Altisource Impact," which measured whether the executives made positive contributions to the creation of long-term shareholder and other stakeholder value by primarily exhibiting financial responsibility through embracing the Project Catalyst restructuring plan's objectives, collaborating across business units and supporting engagement across the organization. Unlike the performance appraisal in certain prior years, this rating was not tied to a portion of the executive's target annual incentive opportunity; rather, a positive rating was a condition of the executive's eligibility to receive that portion of their incentive that is tied to overall Altisource corporate performance on revenue and adjusted diluted EPS.

Personal Scorecards of our Named Executive Officers

The corporate scorecard is approved annually by the Board of Directors and is used by the Compensation Committee to determine the personal scorecards of our Chief Executive Officer and other Named Executive Officers and, following the end of the performance period, the appropriate amount of incentive compensation awarded to these executives. During the development of the corporate scorecard each year, the Board of Directors considers the level of difficulty associated with the attainment of each goal in the corporate scorecard. The intent of the Board of Directors is to establish target levels in the scorecard that are ambitious but achievable. Subsequent amendments/exceptions to the corporate scorecard must also be approved by the Board of Directors. Typically, in evaluating whether to approve these amendments/exceptions to the corporate scorecard, the Board of Directors considers whether they are appropriate in light of changes to the business, the market or other relevant factors during the year, including the effect that such amendment/exception would have on our Named Executive Officers' personal scorecards, and whether the rationale for the amendment/exception relates to factor(s) beyond the Named Executive Officers' control or is due to decisions taken in the overall best interests of the Company and its shareholders.

For the 2019 service year, the Chief Executive Officer's personal scorecard was based on corporate-level goals (comprising Altisource service revenue, Altisource adjusted diluted EPS(1), strategic initiatives, compliance and customer experience targets) established in the corporate scorecard, while the scorecards for other Named Executive Officers are typically based on performance within their respective corporate, business or support units in addition to the corporate level goals.

In 2019, the components in each scorecard of our Named Executive Officers were typically weighted individually based on relevance to the ultimate financial performance of the Company and their achievement with respect to compliance and customer experience targets. Within each component of the scorecard, there were four (4) established levels of achievement: below threshold, threshold, target and outstanding. Each level of achievement was typically tied to a relative point on a percentage scale that indicates the level of goal achievement within each component of the scorecard. Generally, a below threshold level of achievement earned the executive zero percent (0%) of the target incentive compensation tied to such goal; a threshold level of achievement earned the executive fifty percent (50%) of the target incentive compensation tied to such goal; a target level of achievement earned the executive one hundred percent (100%) of the target incentive compensation tied to such goal; and an outstanding level of achievement earned the executive one hundred fifty percent (150%) of the target incentive compensation tied to such goal.

(1)
Adjusted diluted EPS (a non-U.S. GAAP measure is calculated by dividing net income attributable to Altisource after removing intangible asset amortization expense (net of tax), share-based compensation expense (net of tax), gain on sale of business (net of tax), sales tax accrual, net of reimbursement (net of tax), restructuring charges (net of tax), loss on buy-renovate-lease-sell portfolio sale (net of tax), goodwill and intangible and other assets write-off from business exits (net of tax), unrealized gain on investment in equity securities (net of tax) and certain income tax related items, net by the weighted average number of diluted shares.

For the 2019 service year, the corporate scorecard goals were cascaded down through the organization to annual incentive-eligible employees to their personal scorecards, which were typically linked to Altisource revenue, adjusted diluted EPS targets and the achievement of our compliance and customer experience targets. The scorecards were generally communicated to all annual incentive-eligible employees and were made available to them throughout the year. Performance against such scorecards is generally reviewed with management periodically through business reviews and after the end of each year. This approach is intended to align the goals of our annual incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective corporate, business or support units.

The 2019 corporate scorecard was approved by the Board of Directors in February 2019. The Board of Directors approved one amendment to the Chief Operating Officer's corporate scorecard at a subsequent Board of Directors meeting to reflect the Chief Operating Officer's expanded role and the closure of the Consumer Real Estate Solutions business. In evaluating whether to approve this amendment, the Board of Directors considered the Chief Operating Officer's changed responsibilities and the evolving circumstances of the Consumer Real Estate Solutions business.

In 2019, the Company environmentally faced historically low delinquency rates and lower revenue related to Ocwen's and NRZ's declining portfolios while experiencing a change to our revenue mix with a greater percentage of revenue coming from businesses with lower margins. Altisource's revenue was also negatively impacted by the unbudgeted and unexpected (i) lower REO conversion rates and referrals following Ocwen's migration to another servicing system; and (ii) NRZ's shift to using an online auction provider (other than Altisource) to aggressively market its foreclosure auctions resulting in more assets sold to third parties at the foreclosure auction and fewer REO auction/brokerage, field services and title referrals to Altisource. Primarily as a result of these factors, our Chief Executive Officer and our Named Executive Officers did not achieve our company-wide adjusted EPS goal. The Consumer Real Estate Solutions business achieved its adjusted pre-tax income (loss) goal primarily through cost management initiatives.

Even with the environmental factors noted above, the Company achieved 2019 corporate scorecard goals tied to Altisource revenue, Consumer Real Estate Solutions business adjusted pre-tax income, Chief Financial Officer Department expense, Law and Compliance Department expense and strategic initiatives, as well as compliance and customer experience targets. Other significant Company achievements included the execution of a strategic plan to streamline the Company through the (i) sale of the Financial Services business for $44.0 million, (ii) sale of the remaining buy-renovate-lease-sell assets for net proceeds of $41.2 million, (iii) closure of the Owners.com business, and (iv) sale of 0.7 million Front Yard Residential Corporation ("RESI") shares for net proceeds of $8.0 million. As a result of these achievements, the Company repaid $45.0 million of the senior secured term loan from the sale of the Financial Services business and RESI shares and realized significant cost savings. In addition, the Company experienced service revenue growth from customers other than Ocwen and NRZ in two out of our three lines of business as compared to 2018, won numerous new customer engagements, expanded key existing relationships and continued to develop the sales pipeline, positioning Altisource to grow revenue from customers other than Ocwen and NRZ and further diversifying our revenue base. Success with these initiatives positions Altisource as a more streamlined Company with the ability to take advantage of a softening economy and a growing loan originations market.

Our corporate scorecard for 2019, as amended, and corresponding achievement levels for our Named Executive Officers are detailed below. If these initiatives contain information related to our business operations and strategy that we deem highly sensitive, we do not disclose all of the specific performance measures and targets because we believe that such disclosure would result in competitive harm.

2019 Corporate Scorecard Elements
Levels of Achievement
Actual Level of Achievement
Element		Threshold	Target	Outstanding
Achieve Altisource consolidated service revenue and adjusted diluted earnings per share targets(1):
i)
	Service revenue (applicable to the Chief Executive Officer ("CEO"), the Chief Administration and Risk Officer ("CARO"), the Chief Financial Officer ("CFO"), the Chief Legal and Compliance Officer ("CLCO") and the Chief Operating Officer ("COO"))	$581.3 million	$613.6 million	$678.2 million	Target
ii)	Adjusted diluted earnings per share ("Adjusted EPS") (applicable to the CEO, the CARO, the CFO, the CLCO and the COO)	$1.80	$1.91	$2.11	Below Threshold
Achieve business unit / support unit service revenue and adjusted pre-tax income target:
i)	Consumer Real Estate Solutions business: service revenue target (applicable to the COO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Below Threshold
ii)	Consumer Real Estate Solutions business: adjusted pre-tax income target (applicable to the COO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
iii)	Chief Administration and Risk Officer department: expense target (applicable to the CARO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
iv)	Chief Financial Officer department: expense target (applicable to the CFO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
v)	Law and Compliance department: expense target (applicable to the CLCO)	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
Achieve strategic initiatives, compliance and customer experience targets		See strategic initiatives, compliance, and customer experience goals below	See strategic initiatives, compliance, and customer experience goals below	See strategic initiatives, compliance, and customer experience goals below	See strategic initiatives, compliance, and customer experience goals below

(1)
The business unit goals are generally established such that the sum of all the business goals is equal to the corresponding goal at the Altisource consolidated corporate level.

The elements of our strategic initiatives, compliance and customer experience goals and actual levels of achievements of our Named Executive Officers (excluding the CFO, and as otherwise noted) against such initiatives are set forth below.

2019 Strategic Initiatives, Compliance and Customer Experience Goals
Elements		Actual Level of Achievement
1.	Execution of identified strategic initiatives	Outstanding
2.	Continue to enhance and manage adherence to our Compliance Management System	Outstanding
3.	Achieve Risk Management related objectives (applies to the CARO and the COO only)	Outstanding
4.	Achieve Compliance Scorecard target scores (applies to the COO only)	Outstanding
5.	Improvement in Customer Experience scores (applies to the CEO, the CARO, and the COO only)	Target

The 2019 personal scorecards for our Chief Executive Officer and other Named Executive Officers and their corresponding levels of achievement are as follows:

			Levels of Achievement
2019 Personal Scorecards
Name	%	2019 Scorecard Elements	Threshold	Target	Outstanding	Actual Level of Achievement
William B. Shepro, Chief Executive Officer	25.0%	Achieve Altisource consolidated service revenue target	$581.3 million	$613.6 million	$678.2 million	Target
	45.0%	Achieve adjusted EPS target	$1.80	$1.91	$2.11	Below Threshold
	30.0%	Achieve the strategic initiatives, compliance and customer experience targets	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals
Kevin J. Wilcox, Chief Administration and Risk Officer	20.0%	Achieve Altisource consolidated service revenue target	$581.3 million	$613.6 million	$678.2 million	Target
	35.0%	Achieve adjusted EPS target	$1.80	$1.91	$2.11	Below Threshold
	10.0%	Achieve Chief Administration and Risk Officer department expense target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
	35.0%	Achieve the strategic initiatives, compliance and customer experience targets	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals
Michelle D. Esterman, Chief Financial Officer	20.0%	Achieve Altisource consolidated service revenue target	$581.3 million	$613.6 million	$678.2 million	Target
	50.0%	Achieve adjusted EPS target	$1.80	$1.91	$2.11	Below Threshold
	10.0%	Achieve Chief Financial Officer department expense target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Target
	20.0%	Achieve the strategic initiatives targets	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals

			Levels of Achievement
2019 Personal Scorecards
Name	%	2019 Scorecard Elements	Threshold	Target	Outstanding	Actual Level of Achievement
Gregory J. Ritts, Chief Legal and Compliance Officer	20.0%	Achieve Altisource consolidated service revenue target	$581.3 million	$613.6 million	$678.2 million	Target
	35.0%	Achieve adjusted EPS target	$1.80	$1.91	$2.11	Below Threshold
	20.0%	Achieve Law and Compliance department expense target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
	25.0%	Achieve the strategic initiatives and compliance targets	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals
Marcello Mastioni, Chief Operating Officer	30.0%	Achieve Altisource consolidated service revenue target	$581.3 million	$613.6 million	$678.2 million	Target
	40.0%	Achieve adjusted EPS target	$1.80	$1.91	$2.11	Below Threshold
	5.0%	Achieve Consumer Real Estate Solutions business service revenue target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Below Threshold
	5.0%	Achieve Consumer Real Estate Solutions adjusted pre-tax income target	Achieve predetermined threshold levels	Achieve predetermined target levels	Achieve predetermined outstanding levels	Outstanding
	20.0%	Achieve the strategic initiatives, compliance and customer experience targets	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals	See strategic initiatives, compliance, and customer experience goals

Impact Evaluations

As noted above, in 2019, the eligibility for the Altisource portion of the incentive scorecard (Altisource Revenue and Altisource adjusted diluted EPS) was determined by each Named Executive Officer's impact at the corporate level for the service year based on an "Altisource Impact" evaluation that primarily measured their effectiveness as to financial responsibility, cross-functional engagement and engagement in employee initiatives as well as the agile operating model. This rating was not tied to a portion of the executive's target incentive opportunity; rather, a positive rating was a condition of the executive's eligibility to receive the portion of his or her incentive that is tied to overall Altisource corporate performance.

The Compensation Committee reviewed the Altisource Impact Review for the Named Executive Officers considering the recommendation of the Chief Executive, which was primarily based upon the Named Executive Officer's impact against the above factors, and it determined that each of our Named Executive Officers was eligible to receive the portion of his or her incentive that is tied to overall Altisource corporate performance.

2019 Annual Incentive Payout Determinations

The Chief Executive Officer's scorecard performance was determined by the Compensation Committee, taking into consideration whether the Company's performance and corresponding incentive results present a fair representation of the Chief Executive Officer's performance.

For our Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer, in conjunction with the Chief Administration and Risk Officer, presented the personal scorecard performance to the Compensation Committee and made recommendations as to the incentive compensation for each executive (except for the Chief Administration and Risk Officer, whose performance was reviewed without the presence of such executive). The Compensation Committee evaluated the recommendations in light of the Company's overall performance and the executive's business unit or support unit's performance and made the final compensation award determinations for each executive. Annual incentive compensation was paid to our executives and other incentive-eligible employees following such determinations.

In instances where the Compensation Committee believes an executive's scorecard performance did not result in an incentive compensation amount that is reflective of the executive's efforts and accomplishments, the Compensation Committee may grant the executive an adjustment in recognition of his or her exceptional efforts and accomplishments during the period. For the 2019 service year, no such adjustments to the 2019 annual incentive payout were granted.

Pursuant to our 2019 annual incentive plan, we calculated payouts to our Named Executive Officers using the following formula:

Target Amount for Performance Against Personal Scorecard × Scorecard Performance Achievement %

The following table summarizes the basis for the calculation of the 2019 incentive awards for each of our current Named Executive Officers, using the formula described above:

		Performance Against Personal Scorecard
					2019 Incentive Award
	2019 Target Incentive Opportunity
		Target Amount	Achieve- ment %(1)	Earned Amount	Cash Portion	Equity Portion(2)	Total
William B. Shepro	$1,229,230	$1,229,230	68.4%	$840,793	$504,107	$336,686	$840,793
Kevin J. Wilcox	$486,875	$486,875	80.9%	$393,638	$393,638	$0	$393,638	(3)
Michelle D. Esterman	$280,000	$280,000	60.0%	$168,000	$100,800	$67,200	$168,000
Marcello Mastioni	$373,333	$373,333	65.9%	$245,840	$147,504	$98,336	$245,840
Gregory J. Ritts	$240,000	$240,000	87.5%	$210,000	$126,000	$84,000	$210,000

(1)
Percentage calculated based on achievement against the goals in the executive's personal scorecard as outlined above.

(2)
Consists of RSUs awarded on February 26, 2020 upon determination of the annual incentive plan awards and scheduled to vest in two equal increments on the first two anniversaries of the grant date. These RSUs will be reported in the Summary Compensation Table under "Executive Compensation" in the proxy statement for the 2020 annual meeting based on the February 26, 2020 grant date.

(3)
Mr. Wilcox was paid in cash pursuant to his separation agreement. See the discussion of this agreement under the heading "Separation Agreement with Mr. Wilcox" below.

Target incentive opportunities are set in U.S. dollars, other than Mr. Mastioni, who is paid only in euros. At the executive's discretion, the cash portion may be paid in U.S. dollars and/or in euros converted from U.S. dollars at the exchange rate on or around the date of payment. For 2019, the incentive compensation for Mr. Shepro was paid 1/3 in U.S. dollars and 2/3 in euros and the incentive compensation for Messrs. Mastioni and Ritts was paid in euros. In addition, Mr. Mastioni elected to receive a portion of his incentive compensation in German DAX warrants that vest after six months from the issuance date. Please see the Summary Compensation Table under the "Executive Compensation" section below for additional details.

2020 Annual Incentive Compensation

The Company's 2020 corporate scorecard was approved by the Board of Directors on January 24, 2020.

The simplified corporate scorecard for 2020 includes: (i) service revenue broken into two components, (a) Ocwen/NRZ revenue and (b) other customers' revenue; (ii) adjusted EBITDA and (iii) the successful completion of strategic initiatives (for the Chief Executive Officer, the Chief Financial Officer and the Chief Legal and Compliance Officer).

In the first quarter of 2020, the Compensation Committee also approved continuing the payout methodology for our Named Executive Officers' 2020 service year annual incentive awards with 40% to be paid in RSUs and 60% to be paid in cash. This methodology reflects our philosophy of having an employee compensation structure that emphasizes pay for performance with a meaningful component of the annual incentive compensation grant paid in time-based equity grants (as opposed to all cash) to drive further alignment with shareholders and long-term retention.

Equity Compensation

2009 Equity Incentive Plan

Altisource provides long-term equity incentive opportunities for eligible employees, including our Named Executive Officers, under our 2009 Equity Incentive Plan. The Compensation Committee administers the 2009 Equity Incentive Plan, which was approved by our shareholders in 2009.

Equity awards to our Named Executive Officers are generally provided in the form of restricted shares, RSUs or stock options. As part of the Company's LTIP, a portion of the award is tied to performance against established financial targets and against the Russell 3000, over a three-year period. Through the use of performance-based awards, the Compensation Committee intends for a portion of the LTIP equity-based compensation awards to vest based upon the Company's performance against benchmarks designed to create shareholder value. The Compensation Committee also grants awards subject to time-based vesting to encourage retention and further align the recipients' interests with those of the shareholders of the Company.

Award agreements typically include a covenant not to disclose our confidential information. In addition, the award recipient is generally bound by non-competition and non-solicitation covenants, typically for a minimum period of two (2) years following the end of his or her employment with the Company.

To determine the level and type of equity awards for an executive, the Compensation Committee considers various factors, such as the individual's position, feedback from its independent compensation consultant, peer company benchmarking, scope of responsibility, ability to affect profits and shareholder value, individual performance, a review of the executive's existing long-term incentives, retention considerations and the value of the equity in relation to other elements of the individual executive's total compensation.

Equity Awards to our Named Executive Officers

In the first quarters of 2019 and 2020, equity awards were made to each of our Named Executive Officers under the Company's applicable LTIP for that service year, reflecting the Company's transition towards a more regular annual equity grant practice.

As detailed below, during this period, equity grants were also made from time to time to certain of our Named Executive Officers based on various factors, including attracting new talent, meeting special retention objectives or other reasons our Compensation Committee deemed appropriate.

2019 Long-Term Incentive Plan Awards

In March 2019, the Compensation Committee approved the 2019 LTIP. The Committee provided for the 2019 LTIP equity awards to be comprised equally of two types of performance-based RSUs—Type I and Type II.

Type I performance-based RSUs will vest in three equal annual increments on the first three anniversaries of the grant date, subject to the executive officer meeting a minimum performance level of 50% on his or her annual scorecard for the previous service year. Type I performance-based RSUs will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The award of Type II performance-based RSUs will be determined in a two-step process. In the first step, Type II performance-based RSUs will have the opportunity to vest based on the degree of achievement of pre-established goals tied to 2019-2021 adjusted EPS (a non-U.S. GAAP measure). Depending on performance versus the adjusted EPS goals, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) and up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, the Initial Award Size will be modified based on total shareholder return compared to the Russell 3000 stock market index during the performance period (2019-2021), resulting in a final earned award equal to zero percent (0%) up to two hundred twenty-five percent (225%) of the initial target levels. Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The 2019 LTIP equity awards are designed to incent the achievement of adjusted EPS and total shareholder return goals over a multi-year period, thereby supporting a long-term focus, and to further align executive compensation with shareholder interests by linking awards to stock-price appreciation over a multi-year period, as well as to align with market practice and support the retention of our executives.

Based on the foregoing approvals, the 2019 LTIP equity awards were approved for our Named Executive Officers, as follows:

Name	Target 2019 Award Value	Performance-Based RSUs at Target—Type I(1)	Performance-Based RSUs at Target—Type II(1)
William B. Shepro	$1,229,230	24,548	24,548
Kevin J. Wilcox	$600,000	11,982	11,982
Michelle D. Esterman	$280,000	5,592	5,592
Marcello Mastioni	$383,040	7,649	7,649
Gregory J. Ritts	$240,000	4,793	4,793
(1)
Based on a price per share of $25.037, the average closing price of our common stock over the 30 trading days preceding the March 21, 2019 grant date.

2020 Long-Term Incentive Plan Awards

In January 2020, with respect to executive officers other than Mr. Shepro, the Board of Directors upon recommendation of the Compensation Committee approved the 2020 LTIP. In February 2020, the Compensation Committee approved the application of the 2020 LTIP to Mr. Shepro. The Board of Directors provided for the 2020 LTIP equity awards to be comprised equally of two types of performance-based RSUs—Type I and Type II.

Type I performance-based RSUs will vest in three equal annual increments on the first three anniversaries of the grant date, subject to the executive officer meeting a minimum performance level of 50% on his or her annual scorecard for the previous service year. Type I performance-based RSUs will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The award of Type II performance-based RSUs will be determined in a two-step process. In the first step, Type II performance-based RSUs will have the opportunity to vest based on the degree of achievement of pre-established goals tied to 2020-2022 adjusted EPS (a non-U.S. GAAP measure). Depending on performance versus the adjusted EPS goals, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) and up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, the Initial Award Size will be modified based on total shareholder return compared to the Russell 3000 stock market index during the performance period (2020-2022), resulting in a final earned award equal to zero percent (0%) up to two hundred twenty-five percent (225%) of the Initial Award Size. Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

The 2020 LTIP equity awards are designed to incent the achievement of adjusted EPS goals over a multi-year period, thereby supporting a long-term focus, and to further align executive compensation with shareholder interests by linking awards to stock-price appreciation over a multi-year period, as well as to better align with market practice and support the retention of our executives.

Based on the foregoing approvals, the 2020 LTIP equity awards were approved for our Named Executive Officers, as follows:

Name	Target 2020 Award Value	Performance-Based RSUs at Target—Type I(1)	Performance-Based RSUs at Target—Type II(1)
William B. Shepro	$1,259,961	32,880	32,880
Kevin J. Wilcox(2)	NA	NA	NA
Michelle D. Esterman	$280,000	7,369	7,369
Marcello Mastioni	$366,240	9,638	9,638
Gregory J. Ritts	$240,000	6,316	6,316
(1)
Based on a price per share of $19.16, the average closing prices of our common stock over the 30 trading days preceding the February 27, 2020 grant date for Mr. Shepro and a price per share of $19.00, the average closing prices of our common stock over the 30 trading days preceding the January 24, 2020 grant date for the other Named Executive Officers.

(2)
Mr. Wilcox will not receive a grant in 2020 due to his previously announced separation currently scheduled for April 15, 2020.

Other 2019 Equity Awards

Considering these executive's performance and criticality to the Company's current mission the Compensation Committee approved the following one-time discretionary awards:

Name	Award Date	Time-Based RSUs
Michelle Esterman	2/26/2020	6,000
Marcello Mastioni	2/26/2020	3,000

The awards will vest in three equal installments on the first three anniversary dates of the award date subject to continued employment.

Other Benefits

The Compensation Committee's policy with respect to employee benefit plans is to provide benefits to our employees, including our executive officers, comparable to benefits offered by companies of a similar size and circumstance to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Consistent with this policy, our Luxembourg-based executive officers are eligible to participate in the Company's international health and travel plan.

Relocation and Foreign Living Allowances

Since we are a Luxembourg company, our Named Executive Officers are generally based at our corporate headquarters in Luxembourg. This is consistent with our view that generally the interaction of our leadership team at our headquarters helps us to efficiently develop and execute our strategic initiatives. Often the executive talent we seek to attract to Luxembourg is based elsewhere. Consistent with our overall compensation aim to attract and retain superior employees for key positions requiring relocation, to attract and appropriately incent our Luxembourg-based Named Executive Officers, we provide those who have relocated to Luxembourg with certain reasonable relocation and foreign living allowances and other benefits. These relocation and foreign living benefits are provided pursuant to the executive's employment agreement and relocation plan and may include housing allowances, personal use of company cars, settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related benefits such as tax preparation and tax equalization and/or normalization. Tax normalization is an expatriate benefit that compensates the executive for the excess income taxes paid relative to the income taxes the executive would be paying in his or her country of origin.

Please see the Summary Compensation Table under the "Executive Compensation" section for details regarding the relocation benefits received by each Named Executive Officer in 2019.

Minimum Stock Ownership Requirement for the Chief Executive Officer

The Compensation Committee has adopted a minimum stock ownership requirement applicable to our Chief Executive Officer, in line with its belief that the Chief Executive Officer should own particular amounts of stock to align his interests with the interests of our shareholders.

Pursuant to this requirement, the Chief Executive Officer is required to attain and maintain stock ownership at a level equal to three times his base salary, with vested options and restricted stock grants counting toward the satisfaction of this requirement. The minimum number of shares is determined as of the later of (i) the date of the Chief Executive Officer's election or (ii) the date when the Chief Executive Officer first became subject to this policy. The Chief Executive Officer has two years from the effective date of his initial appointment as Chief Executive Officer or from the date on which he first becomes subject to the policy, whichever is later, to comply with this requirement. The minimum stock ownership level will not change as a result of fluctuations in the market price of the Company's common stock. Incremental increases in the level of required stock ownership will be determined as of the effective date of any increase in the annual base salary payable to the Chief Executive Officer. Our Chief Executive Officer currently meets the applicable minimum stock ownership requirement.

The minimum stock ownership requirements for our non-management directors and Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at www.altisource.com.

Amendments to Employment Agreements of Named Executive Officers

Separation Agreement with Mr. Wilcox

On October 11, 2019, a subsidiary of the Company reached agreement with Mr. Wilcox, who currently serves as Chief Administration and Risk Officer, to separate his employment effective April 15, 2020 (the "Separation Date"). In connection with the separation, the subsidiary entered into an agreement with Mr. Wilcox on October 11, 2019 (the "Agreement"). Pursuant to the Agreement, Mr. Wilcox will receive: (i) a lump sum cash payment of $264,746, as severance and (ii) a lump sum cash payment of $709,000 as a departure allowance pursuant to Luxembourg law, each payable within seven (7) days of the Separation Date. In addition, Mr. Wilcox will be entitled to a lump sum cash payment equal to his earned incentive compensation for service year 2019, payable upon the earlier of the date that incentive compensation is paid to other executives or within seven (7) days of the Separation Date. The Agreement also provides that Altisource will pay for certain relocation related expenses actually incurred, as well as certain tax related services and other benefits as set forth in the Agreement.

The Agreement further provides that Mr. Wilcox will be entitled to vesting of certain unvested restricted stock units and restricted shares (related to 65,713 shares) thirty (30) days following the Separation Date and certain performance-based options (for the purchase of 50,000 shares) which are unvested as of the Separation Date. In addition, Mr. Wilcox will be entitled to retain and exercise all vested stock options for a period of five years from the Separation Date, or if earlier, until their contractual expiration date. Mr. Wilcox will forfeit performance-based options to purchase 2,842 shares and 11,982 performance-based restricted stock unit awards upon the Separation Date. The Agreement also contains a change of control provision, one-year non-competition covenant and one-year client and employee non-solicitation covenants as well as provisions concerning confidentiality, a provision for reasonable post-separation assistance to the Company and other customary terms and conditions, including a requirement that the parties execute a mutually agreed upon release.

Amendment to Employment Agreement of Marcello Mastioni

On March 22, 2019, Mr. Mastioni's existing employment agreement with Altisource S.à r.l. was amended and restated for an indefinite term. The Compensation Committee approved the amended and restated employment agreement (the "Agreement") in order to reflect (i) Mr. Mastioni's March 21, 2019 appointment as Chief Operating Officer of the Company and (ii) changes to his base salary and target incentive compensation that took effect prior to his becoming an executive officer of Altisource. Pursuant to the Agreement, Mr. Mastioni will continue to receive an annual base salary of 504,300 euros, consistent with the base salary in effect at the time of his appointment. He will also have an annual incentive opportunity of 336,000 euros at the target performance level, payable in a combination of cash and equity. To the extent LTIP awards are approved for any service year for similarly situated executives, Mr. Mastioni will be eligible to participate and receive a target award value of 336,000 euros. If the Agreement is terminated by Altisource S.à r.l. other than for gross misconduct as described in article L.124-10 of the Luxembourg Labor Code or by Mr. Mastioni for Good Reason, Mr. Mastioni will be entitled to a payment equal to his current annual base salary. The terms of Mr. Mastioni's Amended and Restated Employment Agreement are otherwise substantially similar to those applicable to other Named Executive Officers.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included on pages 28 through 45 of this proxy statement.

Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Scott E. Burg, Chairman Joseph L. Morettini, Director Roland Müller-Ineichen, Director
April 6, 2020

Executive Compensation

Summary Compensation Table

The following table discloses compensation of our Named Executive Officers for fiscal years 2017, 2018 and 2019.

Name and Principal Position	Year		Salary(1)		Bonus	Stock Awards(2)	Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
William B. Shepro	2017		$799,500		$1,500,000	$1,004,131	$1,010,405		$1,628,983	$711,582		$6,654,601
Chief Executive	2018		$807,827		-	$2,434,000	$1,617,000	(6)	$652,402	$584,926		$6,096,155
Officer	2019		$819,484	(7)	-	$2,226,828	-		$504,107	$2,211,043	(8)	$5,761,462
Kevin J. Wilcox	2017		$465,833		$750,000	$234,283	$236,032		$632,758	$382,129		$2,701,035
Chief Administration	2018		$479,947		-	$1,217,000	$808,500	(9)	$258,404	$1,016,818		$3,780,669
and Risk Officer	2019		$486,873	(10)	-	$1,000,405	-		$393,638	$1,513,449	(11)	$3,394,365
Michelle D. Esterman	2017	(12)	$430,306		$500,000	$140,562	$141,625		$374,500	$219,916		$1,806,909
Chief Financial Officer	2018	(12)	$430,500		-	$120,653	$140,000	(13)	$144,452	$23,932		$859,537
	2019		$430,500		-	$846,430	-		$100,800	$169,195	(14)	$1,546,925
Marcello Mastioni	2017		-		-	-	-		-	-		-
Chief Operating Officer	2018	(15)	$586,614		-	$484,519	$180,004	(16)	$177,440	$153,284		$1,581,861
	2019		$564,561	(17)	-	$592,137	-		$147,504	$90,568	(18)	$1,394,770
Gregory J. Ritts	2017		$442,432		$23,125	$635,041	$200,196		$231,973	$148,581		$1,681,348
Chief Legal and	2018		$456,668		-	$103,421	$119,998	(19)	$184,682	$205,853		$1,070,622
Compliance Officer	2019		$446,514	(20)	-	$387,003	-		$126,000	$161,833	(21)	$1,121,350
(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the restricted share awards granted during each year presented. The value was determined by using the weighted average expense per award multiplied by the shares or RSUs granted, as per the grant date.

(3)
For awards of options, the amount disclosed represents the aggregate grant date fair value of awards granted, during the applicable year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We estimated the grant date fair value of stock option awards using a Black-Scholes option-pricing model and a binomial option pricing model utilizing the following assumptions:

Service-Based and Performance-Based Awards -Black-Scholes Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2017	61% 67%	- -	$39.13 $39.13	2.29% 2.06%	7.50 6.00
2018	70%	-	$24.82	2.67%	6.25
2019	n/a	n/a	n/a	n/a	n/a

Market-Based Awards - Binomial Option Pricing Model
Performance Year	Expected Volatility (%)	Expected Dividend Yield (%)	Exercise Price ($)	Risk-Free Interest Rate (%)	Expected Term in Years
2017	71% 72%	- -	$27.65 $27.29	1.01%-2.32% 1.02%-2.35%	2.55-4.32 2.55-4.32
2018	n/a	n/a	n/a	n/a	n/a
2019	n/a	n/a	n/a	n/a	n/a
n/a—not applicable

(4)
Consists of the cash portion of annual incentive compensation related to performance in the year indicated and awarded in the first quarter of the following year.

(5)
Consists of payments made to each Named Executive Officer or on their behalf pursuant to their respective employment agreements and relocation/expat plans, which may include: housing allowances, personal use of a company car, settling-in allowances, education allowances, goods and services allowances, travel allowances, medical benefits and tax-related allowances as detailed in the footnotes below and in the "Relocation and Foreign Living Allowances" section of the Compensation Discussion and Analysis.

(6)
Represents the February 12, 2018 LTIP award of 100,000 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(7)
Mr. Shepro's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The base salary reported herein is the U.S. dollar base salary prior to conversion to euros.

(8)
Includes $152,634 for housing allowance, $24,573 for personal use of a company car, $77,118 for education allowance, $19,920 for goods and services allowance, $13,442 for travel allowance, $47,255 for medical benefits, $1,867,003 for income tax normalization allowance for 2017 and 2018 earnings, and $9,098 for tax preparation services. Mr. Shepro's other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(9)
Represents the February 12, 2018 LTIP award of 50,000 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(10)
Mr. Wilcox's base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar, the exchange rate applicable to his salary since April 2015. The base salary reported herein is the U.S. dollar base salary prior to conversion to euros.

(11)
Includes $128,766 for housing allowance, $11,782 for personal use of a company car, $19,920 for goods and services allowance, $5,777 for travel allowance, $15,242 for medical benefits, $1,322,864 for income tax normalization allowance for 2017 and 2018 earnings, and $9,098 for tax preparation services. Mr. Wilcox's other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(12)
Ms. Esterman served as the Company's Chief Financial Officer and was an "executive officer" for purposes of the Exchange Act until October 4, 2017 and then again effective August 27, 2018. The compensation amounts provided for the year ended December 31, 2018 include compensation for the full year 2018, including for the period Ms. Esterman served as Executive Vice President, Finance.

(13)
Represents the February 12, 2018 LTIP award of 8,658 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(14)
Includes $163,187 for income tax equalization allowance for 2017 and $6,008 for tax preparation services. Certain of Ms. Esterman's other compensation was paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(15)
Mr. Mastioni joined the Company on August 1, 2017 and became an "executive officer" for purposes of the Exchange Act on December 14, 2018. The compensation reflected for 2018 includes the compensation received during 2018 before he became an executive officer.

(16)
Represents the February 12, 2018 LTIP award of 11,132 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These stock options have an exercise price of $24.82.

(17)
Mr. Mastioni's base salary is set and paid in euros. His base salary was converted to U.S. dollars using an exchange rate of 0.8933 euros to U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019.

(18)
Includes $55,975 for housing allowance, $6,717 for a car allowance, $20,151 for goods and services allowance, and $7,725 for tax preparation services. Mr. Mastioni's other compensation is paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

(19)
Represents the February 12, 2018 LTIP award of 7,421 performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in four equal annual installments commencing February 12, 2019. These options have an exercise price of $24.82.

(20)
Mr. Ritts' base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar. The base salary reported herein is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(21)
Includes $26,867 for housing allowance, $41,486 for medical benefits, $30,183 for education allowance, $18,095 for travel allowance, $38,903 for income tax equalization allowance for 2017 and $6,299 for tax preparation services. Mr. Ritts' other compensation is generally paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2019 of 0.8933 euros to the U.S. dollar.

For more information regarding the elements of compensation paid to our Named Executive Officers, see "Compensation Discussion and Analysis" above.

CEO Pay Ratio Disclosure

As mandated by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we must disclose the annual total compensation of our median employee, the annual total compensation of our Chief Executive Officer, William B. Shepro, and the ratio of these two amounts.

Altisource is geographically diverse, with a large majority of our employees located in jurisdictions other than the Company's Luxembourg headquarters, where our Chief Executive Officer is based. We identified our median employee using our global employee population as of December 31, 2019, which consisted of 3,283 employees, of which 2,289 employees (seventy percent (70%) of our total employees) were based in India, 748 employees (twenty-three percent (23%) of our total employees) were based in the United States, 110 employees (three percent (3%) of our total employees) were based in the Philippines, 118 employees (four percent (4%) of our total employees) were based in Uruguay and 18 employees (less than one percent (1%) of our total employees) were based in Luxembourg. This population consisted of our full-time and part-time employees, and excludes temporary employees.

To identify our median employee, our consistently applied compensation measure included the following elements, as permitted by SEC rules: base salary, cash incentive paid, equity awards, transportation, term life insurance, accidental insurance and medical insurance. We believe this measure reasonably reflects the annual compensation of our employees. Non-U.S. compensation was converted to U.S. dollars using exchange rates of 0.8930 euros to the U.S. dollar for Luxembourg, 71.316 Indian rupees to the U.S. dollar for India and 50.772 Philippine pesos for the Philippines, the applicable exchange rates on December 31, 2019 as disclosed by www.bloomberg.com/markets/currencies.

In addition, we used a publicly available cost of living adjustment (available here: www.numbeo.com/cost-of-living/) to adjust the compensation of employees in jurisdictions other than Luxembourg. After application of this cost of living adjustment, we have estimated that the annual compensation for 2019 of our median employee (who is based in India) was $32,185. Without the cost of living adjustment, the median employee had total compensation of $10,464.

The total compensation of our Chief Executive Officer in 2019, as reported in the Summary Compensation Table above was $5,761,462. This amount includes January 25, 2019 and March 21, 2019 awards of service-based RSUs and performance-based RSUs, with a grant date value of $2,226,828, the latter of which are scheduled to vest based upon the Company's achievement against the 2019 to 2021 Performance Criterion.

Based on the methodology described above, we estimated our CEO Pay Ratio for 2019 to be 179:1 (551:1 without the cost of living adjustment) as calculated according to the regulations based on the 2019 total compensation reported in the Summary Compensation Table. Due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, and our unique employee distribution, the ratio may or may not be comparable to CEO pay ratios presented by other companies.

Grants of Plan-Based Awards for 2019

The following table provides information related to non-equity incentive plan compensation and equity incentive plan awards pursuant to our annual incentive compensation plan and our 2009 Equity Incentive Plan for the individuals named in the Summary Compensation Table.

									All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards
											Exercise or Base Price of Option Awards
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
William B. Shepro	-		$368,769	$737,538	$1,106,307	-	-	-	-	-	-	-
	2/25/19	(2)	-	-	-	-	-	-	38,441	-	-	$940,266
	3/21/19	(3)	-	-	-	-	-	-	24,548	-	-	$643,281
	3/21/19	(4)	-	-	-	12,274	24,548	55,233	-	-	-	$643,281
Kevin J. Wilcox	-		$146,063	$292,125	$438,188	-	-	-	-	-	-	-
	2/25/19	(2)	-	-	-	-	-	-	15,226	-	-	$372,427
	3/21/19	(3)	-	-	-	-	-	-	11,982	-	-	$313,989
	3/21/19	(4)	-	-	-	5,991	11,982	26,960	-	-	-	$313,989
Michelle D. Esterman	-		$84,000	$168,000	$252,000	-	-	-	-	-	-	-
	1/29/19	(5)	-	-	-	-	-	-	15,000	-	-	$345,150
	2/25/19	(2)	-	-	-	-	-	-	8,512	-	-	$208,204
	3/21/19	(3)	-	-	-	-	-	-	5,592	-	-	$146,538
	3/21/19	(4)	-	-	-	2,796	5,592	12,582	-	-	-	$146,538
Marcello Mastioni	-		$112,000	$224,000	$336,000	-	-	-	-	-	-	-
	2/25/19	(2)	-	-	-	-	-	-	7,819	-	-	$191,253
	3/21/19	(3)	-	-	-	-	-	-	7,649	-	-	$200,442
	3/21/19	(4)	-	-	-	3,825	7,649	17,210	-	-	-	$200,442
Gregory J. Ritts	-		$72,000	$144,000	$216,000	-	-	-	-	-	-	-
	2/25/19	(2)	-	-	-	-	-	-	5,552	-	-	$135,801
	3/21/19	(3)	-	-	-	-	-	-	4,793	-	-	$125,601
	3/21/19	(4)	-	-	-	2,397	4,793	10,784	-	-	-	$125,601

(1)
These amounts represent the possible non-equity incentive compensation that may have been earned by each Named Executive Officer in 2019 under the different achievement levels presented on their 2019 Annual Incentive Plan's personal scorecards which are more fully discussed in our Compensation Discussion and Analysis. Performance below threshold generally results in no payout.

(2)
Granted pursuant to our 2019 Annual Incentive Plan and 2009 Equity Incentive Plan. The service-based RSU awards vest in two annual installments on the first and second anniversaries of the grant date.

(3)
Granted pursuant to our 2019 LTIP and 2009 Equity Incentive Plan. The Type I performance-based RSU awards vest in three annual installments on the first, second and third anniversaries of the grant date, subject each year to meeting of a minimum performance level of fifty percent (50%) on the applicable scorecard for the 2019, 2020 and 2021 service years.

(4)
Granted pursuant to our 2019 LTIP and our 2009 Equity Incentive Plan. The award of Type II performance-based RSUs will be determined in a two-step process. In the first step, Type II performance-based RSUs will have the opportunity to vest based on the degree of the Company's achievement of pre-established goals tied to 2019, 2020 and 2021 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the three-year period, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, the Initial Award Size will be modified based on Altisource's total shareholder return versus the return of the Russell 3000 Index during the performance period (2019 to 2021), resulting in a final earned award equal to zero percent (0%) up to two hundred twenty-five percent (225%) of the Initial Award Size. Any earned Type II performance-based RSUs will cliff vest entirely on the third anniversary of the grant date and will be settled in shares or, at the Company's option, cash, subject to continued employment unless otherwise provided in the applicable award agreement.

(5)
Granted pursuant to our 2009 Equity Incentive Plan. Time-based RSU awards are scheduled to vest in three annual installments after the grant date, subject to continued employment.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards as of December 31, 2019 for the individuals named in the Summary Compensation Table.

	Option Awards							Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)		Market Value of Unearned Shares That Have Not Vested
William B. Shepro	60,000	-		-		$23.80	5/19/2020	-		-	-		-
	120,000	-		-		$23.80	5/19/2020	-		-	-		-
	60,000	-		-		$23.80	5/19/2020	-		-	-		-
	52,400	-		-		$18.79	4/15/2025	-		-	-		-
	-	-		20,303	(7)	$39.13	4/7/2027	-		-	-		-
	50,000	150,000	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	4,309	(9)	$83,293	-		-
	-	-		-		-	-	75,000	(10)	$1,449,750	-		-
	-	-		-		-	-	38,441	(11)	$743,065	-		-
	-	-		-		-	-	-		-	24,548	(12)	$474,513
	-	-		-		-	-	-		-	24,548	(13)	$474,513
Kevin J. Wilcox	30,000	-		-		$23.80	5/19/2020	-		-	-		-
	60,000	-		-		$23.80	5/19/2020	-		-	-		-
	30,000	-		-		$23.80	5/19/2020	-		-	-		-
	19,000	-		-		$18.79	4/15/2025	-		-	-		-
	-	-		2,842	(14)	$39.13	4/7/2027	-		-	-		-
	25,000	75,000	(15)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	1,005	(9)	$19,427	-		-
	-	-		-		-	-	37,500	(16)	$724,875	-		-
	-	-		-		-	-	15,226	(17)	$294,319	-		-
	-	-		-		-	-	-		-	11,982	(18)	$231,612
	-	-		-		-	-	-		-	11,982	(19)	$231,612
Michelle D. Esterman	14,625	-		-		$60.76	3/12/2022	-		-	-		-
	29,250	-		-		$60.76	3/12/2022	-		-	-		-
	-	-		14,625	(20)	$60.76	3/12/2022	-		-	-		-
	6,250	-		-		$21.89	2/10/2025	-		-	-		-
	9,375	3,125	(21)	-		$21.89	2/10/2025	-		-	-		-
	-	-		6,250	(22)	$21.89	2/10/2025	-		-	-		-
	13,400	-		-		$18.79	4/15/2025	-		-	-		-
	-	-		1,706	(7)	$39.13	4/7/2027	-		-	-		-
	4,330	12,986	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	603	(9)	$11,656	-		-
	-	-		-		-	-	3,718	(10)	$71,869	-		-
	-	-		-		-	-	15,000	(23)	$289,950	-		-
	-	-		-		-	-	8,512	(11)	$164,537	-		-
	-	-		-		-	-	-		-	5,592	(12)	$108,093
	-	-		-		-	-	-		-	5,592	(13)	$108,093

	Option Awards							Stock Awards(6)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)		Option Exercise Price(3)	Option Expiration Date	Number of Securities That Have Not Vested(4)		Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(5)		Market Value of Unearned Shares That Have Not Vested
Marcello Mastioni	13,333	6,667	(24)	-		$25.93	8/1/2027	-		-	-		-
	-	-		20,000	(25)	$25.93	8/1/2027	-		-	-		-
	-	-		10,000	(26)	$25.93	8/1/2027	-		-	-		-
	5,566	16,698	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	10,000	(27)	$193,300	-		-
	-	-		-		-	-	4,780	(10)	$92,397	-		-
	-	-		-		-	-	10,000	(28)	$193,300	-		-
	-	-		-		-	-	7,819	(11)	$151,141	-		-
	-	-		-		-	-	-		-	7,649	(12)	$147,855
	-	-		-		-	-	-		-	7,649	(13)	$147,855
Gregory J. Ritts	7,500	-		-		$96.87	10/1/2024	-		-	-		-
	-	-		15,000	(29)	$96.87	10/1/2024	-		-	-		-
	-	-		7,500	(30)	$96.87	10/1/2024	-		-	-		-
	7,800	-		-		$18.79	4/15/2025	-		-	-		-
	5,000	-		-		$32.64	8/29/2026	-		-	-		-
	-	-		3,333	(31)	$32.64	8/29/2026	-		-	-		-
	-	-		1,667	(32)	$32.64	8/29/2026	-		-	-		-
	-	-		1,421	(7)	$39.13	4/7/2027	-		-	-		-
	-	-		3,333	(33)	$27.65	7/27/2027	-		-	-		-
	-	-		1,667	(34)	$27.65	7/27/2027	-		-	-		-
	3,710	11,132	(8)	-		$24.82	2/12/2028	-		-	-		-
	-	-		-		-	-	503	(9)	$9,723	-		-
	-	-		-		-	-	1,667	(35)	$32,223	-		-
	-	-		-		-	-	7,500	(36)	$144,975	-		-
	-	-		-		-	-	3,187	(10)	$61,605	-		-
	-	-		-		-	-	5,552	(11)	$107,320	-		-
	-	-		-		-	-	-		-	4,793	(12)	$92,649
	-	-		-		-	-	-		-	4,793	(13)	$92,649

(1)
Options awarded for which the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded for which the performance hurdles have not been achieved.

(3)
The exercise price of each outstanding stock option awarded prior to December 21, 2012 was adjusted to reflect the value of Altisource Asset Management Corporation ("AAMC") and RESI common stock distributed to Altisource shareholders in connection with the spin-off transactions completed on December 21, 2012.

(4)
Restricted shares and RSUs awarded but remain subject to additional service-based vesting criteria.

(5)
Restricted shares and RSUs awarded for which the performance hurdles have not been achieved.

(6)
All award values set forth herein have been calculated using the closing common share price of $19.33 for Altisource as of December 31, 2019.

(7)
These performance-based stock options are scheduled to vest subject to the Company attaining a service revenue threshold in a calendar year during the period from 2017 through year-end 2021. If the Company achieves $1.5 billion in service revenue in a calendar year prior to 2021, one hundred and fifty percent (150%) of the target amount of options shall vest on the anniversary of the grant date that immediately follows the calendar year in which such target amount was achieved; no additional options shall vest if the Company again achieves $1.5 billion in service revenue in a calendar year prior to 2021. If the Company does not achieve $1.5 billion of service revenue in a calendar year prior to 2021, the Committee will determine the percentage of options eligible for vesting based on the Company's 2021 levels of performance defined in the applicable award agreement. If the Company's performance is below a threshold level, no options shall be eligible to vest. If the Company's performance falls between pre-determined levels of performance, the percentage of options eligible for vesting will be determined using linear interpolation for performance that falls between such pre-determined levels. Options that are eligible for vesting based on 2021 pre-determined levels of performance will then vest on the fifth anniversary of the grant date (April 7, 2022), subject to continued employment except as otherwise set forth in the award agreements. Options that are determined not to be eligible for vesting will be cancelled and forfeited.

(8)
Represents the February 12, 2018 LTIP award of performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award and began vesting in three (3) equal annual installments commencing on February 12, 2020.

(9)
Restricted shares vest on April 7, 2020.

(10)
RSUs vest in three (3) equal installments on February 12, 2020, February 12, 2021 and February 12, 2022.

(11)
RSUs vest in two (2) equal installments on February 25, 2020 and February 25, 2021.

(12)
Represents March 21, 2019 award of performance-based RSUs, which vest in three (3) equal installments on March 21, 2020, March 21, 2021 and March 21, 2022, subject each year to the executive officer meeting a minimum performance level of fifty percent (50%) on his or her annual scorecard for the 2019, 2020 and 2021 service years.

(13)
Represents March 21, 2019 award of performance-based RSUs, which vest in a two-step process. In the first step, Type II performance-based RSUs will have the opportunity to vest based on the degree of the Company's achievement of pre-established goals tied to 2019, 2020 and 2021 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the three-year period, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, the Initial Award Size will be modified based on Altisource's total shareholder return versus the return of the Russell 3000 Index during the performance period (2019 to 2021), resulting in a final earned award equal to zero percent (0%) up to two hundred twenty-five percent (225%) of the Initial Award Size. Any earned Type II performance-based RSUs will cliff vest entirely on March 21, 2022.

(14)
Any unvested options as of April 15, 2020 are expected to be forfeited on April 15, 2020, pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(15)
Represents the February 12, 2018 LTIP award of performance-based stock options, which were scheduled to vest from 0% to 200%, based upon the Company's achievement against the 2018 LTIP Performance Criteria. On February 25, 2019, the Compensation Committee confirmed that the 2018 LTIP Performance Criteria was met at the outstanding level, and that the award was earned at a level of 200% of the target award. The options vested or are expected to vest 25,000 options on February 12, 2020 and 50,000 options on April 15, 2020, pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(16)
RSUs vested are expected to vest 12,500 on February 12, 2020 and 25,000 on May 15, 2020, pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(17)
RSUs vested are expected to vest in two (2) equal installments on February 25, 2020 and May 15, 2020, pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(18)
Represents March 21, 2019 award of performance-based RSUs, which are expected to vest on May 15, 2020, pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(19)
Represents March 21, 2019 award of performance-based RSUs, which vest in a two-step process. In the first step, Type II performance-based RSUs will have the opportunity to vest based on the degree of the Company's achievement of pre-established goals tied to 2019, 2020 and 2021 adjusted EPS (a non-GAAP measure). Based on the Company's level of performance versus the adjusted EPS goals over the three-year period, Type II performance-based RSUs will have the opportunity to vest between zero percent (0%) up to one hundred fifty percent (150%) of the initial target levels (the "Initial Award Size"). In the second step, the Initial Award Size will be modified based on Altisource's total shareholder return versus the return of the Russell 3000 Index during the performance period (2019 to 2021), resulting in a final earned award equal to zero percent (0%) up to two hundred twenty-five percent (225%) of the Initial Award Size. Any earned Type II performance-based RSUs will cliff vest entirely on March 21, 2022. These performance-based RSUs are expected to be forfeited on May 15, 2020, pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(20)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $182.28 and an annual rate of return of twenty-five percent (25%) over the exercise price, with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(21)
Options vest on April 12, 2020.

(22)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $65.67 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(23)
RSUs vest in three (3) equal installments on January 29, 2020, January 29, 2021 and January 29, 2021.

(24)
Options vest on August 1, 2020.

(25)
One third of options vest upon Altisource achieving a stock price of $51.86 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(26)
One third of options vest upon Altisource achieving a stock price of $77.79 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(27)
Restricted shares vest on August 1, 2020.

(28)
RSUs vest in two (2) equal installments on November 12, 2020 and November 12, 2021.

(29)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $193.74 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(30)
Twenty-five percent (25%) of options vest upon Altisource achieving a stock price of $290.61 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof.

(31)
One-third of options vest upon Altisource achieving a stock price of $65.28 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(32)
One-third of options vest upon Altisource achieving a stock price of $97.92 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(33)
One-third of options vest upon Altisource achieving a stock price of $55.30 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(34)
One-third of options vest upon Altisource achieving a stock price of $82.95 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof.

(35)
Restricted shares vest on July 27, 2020.

(36)
Restricted shares vest in two (2) equal installments on November 13, 2020 and November 13, 2021.

Option Exercises and Stock Vested During 2019

The following table provides information regarding the vesting of restricted shares and RSU awards during the fiscal year ended December 31, 2019 for our Named Executive Officers (there were no stock option exercises in 2019):

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting(1)
William B. Shepro	25,000	(2)	$610,250
	4,309	(3)	$106,691
	18,867	(4)	$469,034
Kevin J. Wilcox	12,500	(5)	$305,125
	1,006	(6)	$24,909
	6,833	(7)	$169,868
Michelle D. Esterman	1,239	(8)	$30,244
	604	(9)	$14,955
	4,833	(10)	$120,148
Marcello Mastioni	1,593	(11)	$38,885
	10,000	(12)	$210,000
	5,000	(13)	$91,200
Gregory J. Ritts	1,062	(14)	$25,923
	502	(15)	$12,430
	1,867	(16)	$46,414
	1,666	(17)	$34,303
	3,750	(18)	$67,388

(1)
Based on the actual market price of the Company's common stock at the time the stock awards vested.

(2)
13,205 shares were acquired as a result of the vesting of 25,000 RSUs awarded as part of the February 12, 2018 RSU award, of which 11,795 shares were surrendered to pay for tax withholdings.

(3)
2,277 were acquired as a result of the vesting of 4,309 restricted shares awarded as part of the April 7, 2017 restricted share award, of which 2,032 shares were surrendered to pay for tax withholdings.

(4)
9,966 were acquired as a result of the vesting of 18,867 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 8,901 shares were surrendered to pay for tax withholdings.

(5)
6,603 shares were acquired as a result of the vesting of 12,500 RSUs awarded as part of the February 12, 2018 RSU award, of which 5,897 shares were surrendered to pay for tax withholdings.

(6)
532 were acquired as a result of the vesting of 1,006 restricted shares awarded as part of the April 7, 2017 restricted share award, of which 474 shares were surrendered to pay for tax withholdings.

(7)
3,610 were acquired as a result of the vesting of 6,833 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 3,223 shares were surrendered to pay for tax withholdings.

(8)
801 shares were acquired as a result of the vesting of 1,239 RSUs awarded as part of the February 12, 2018 RSU award, of which 438 shares were surrendered to pay for tax withholdings.

(9)
416 were acquired as a result of the vesting of 604 restricted shares awarded as part of the April 7, 2017 restricted share award, of which 188 shares were surrendered to pay for tax withholdings.

(10)
3,250 shares were acquired as a result of the vesting of 4,833 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 1,583 shares were surrendered to pay for tax withholdings.

(11)
1,078 shares were acquired as a result of the vesting of 1,593 RSUs awarded as part of the February 12, 2018 RSU award, of which 515 shares were surrendered to pay for tax withholdings.

(12)
7,463 shares were acquired as a result of the vesting of 10,000 restricted shares awarded as part of the August 1, 2017 restricted share award, of which 2,537 shares were surrendered to pay for tax withholdings.

(13)
4,025 shares were acquired as a result of the vesting of 5,000 restricted shares awarded as part of the November 12, 2018 restricted share award, of which 975 shares were surrendered to pay for tax withholdings.

(14)
573 shares were acquired as a result of the vesting of 1,062 RSUs awarded as part of the February 12, 2018 RSU award, of which 489 shares were surrendered to pay for tax withholdings.

(15)
266 shares were acquired as a result of the vesting of 502 restricted shares awarded as part of the April 7, 2017 restricted share award, of which 236 shares were surrendered to pay for tax withholdings.

(16)
986 shares were acquired as a result of the vesting of 1,867 restricted shares awarded as part of the April 15, 2015 restricted share award, of which 881 shares were surrendered to pay for tax withholdings.

(17)
878 shares were acquired as a result of the vesting of 1,666 restricted shares awarded as part of the July 27, 2017 restricted share award, of which 788 shares were surrendered to pay for tax withholdings.

(18)
1,981 shares were acquired as a result of the vesting of 3,750 restricted shares awarded as part of the November 13, 2017 restricted share award, of which 1,769 shares were surrendered to pay for tax withholdings.

Employment Agreements

Altisource is party to Luxembourg employment agreements with each of our Luxembourg based Named Executive Officers, as required by Luxembourg law. The employment terms of each agreement continue indefinitely until the executive ceases being a Luxembourg employee of Altisource. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive relocation and foreign living allowances, as well as benefits such as health insurance. Please see the "Relocation and Foreign Living Allowances" section and the Summary Compensation Table under the "Executive Compensation" section above for additional details.

In order to terminate the employment agreement, each party must provide notice in accordance with the time periods set forth in article L.124-1 of the Luxembourg Labor Code. In the event of termination by the Company for "Cause" ("motifs graves," as defined in article L.124-10 of the Luxembourg Labor Code), no notice period is required. In addition, in the event of termination by the Company without "Cause" or, in some instances, resignation by the executive for "Good Reason," the executive will receive severance benefits. Furthermore, the executive may be entitled to receive additional payments in accordance with article L.124-7 of the Luxembourg Labor Code if executive has been employed for more than five (5) years.

The agreements also include a covenant not to disclose our confidential information and to enter into an intellectual property agreement. In addition, the executive is bound by non-competition and non-solicitation covenants for a minimum period of one (1) year following the termination of the agreement. The agreements are governed, interpreted and performed pursuant to, and in accordance with, the laws of the Grand Duchy of Luxembourg.

Potential Payments Upon Termination or Change of Control

Below is a description of the amounts payable to each Named Executive Officer assuming the executive's employment had terminated under various scenarios, or a change of control had occurred, on December 31, 2019. Due to the number of factors that affect the nature and amount of any benefits under the various scenarios, actual amounts paid or distributed may be different.

As discussed above, our Chief Executive Officer and other Named Executive Officers have entered into employment agreements with the Company. We have entered into an Agreement with Mr. Wilcox that provides for his separation from the Company in April 2020. For a description of this Agreement and the payments he will receive upon his separation from the Company, see the discussion under the heading "Separation Agreement with Mr. Wilcox" above. Under these agreements, if employment is terminated as a result of the executive officer's retirement or disability or termination without cause, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States or to another location stipulated in the applicable employment agreement. If the Company terminates the employment of the executive officer other than for "Cause" ("motifs graves," as defined in L.124-10 of the Luxembourg Labor Code) and, in some instances, where employment is terminated for "good reason" (as defined in the applicable employment agreement) by the executive officer, the Company shall make a cash payment of between four (4) and twelve (12) months' base salary in addition to certain notice and additional payments required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. In the case of the Chief Executive Officer, Chief Administration and Risk Officer and Chief Legal and Compliance Officer, the Company shall also pay at least one (1) year of target incentive compensation in such instance. In the case of the Chief Operating Officer, the Company shall also pay one (1) year of base salary. Additionally, in the event that the Company terminates the employment of such executive officers other than for "Cause" after October 1 of the service year and before incentives are paid for the respective service year, these executive officers will be entitled to receive incentive compensation for such service year. If an executive officer is terminated by the Company for "Cause," the Company may terminate without notice and with no liability to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination.

With respect to stock options, typically, upon termination of a Named Executive Officer's employment other than for "Cause," as defined by the applicable stock option agreement, or by reason of resignation, the executive officer will be entitled to retain any vested portion of prior awards granted and any unvested market-based options for which the vesting hurdles have already been achieved. Typically, the executive officer's right to retain any options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years. Upon termination of employment for "Cause," all vested and unvested stock options awarded pursuant to such agreement will be forfeited.

In addition, certain of the stock option agreements provide for accelerated vesting of service-based options. Typically, upon a Named Executive Officer's death, disability or, in some instances, retirement (as defined in the applicable stock option agreement), service-based options will immediately vest; provided however that, typically, the executive officer's right to the acceleration of options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least three (3) years in the case of retirement and two (2) years in other instances. Additionally, pursuant to certain of these agreements, if there is a corporate restructuring or a change of control transaction ("Transaction"), the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options. Under the terms of the stock option awards granted to our executive officers on and after April 15, 2015, in the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock options' intrinsic value or allow them to remain in place. Generally, for termination not due to death, disability or retirement, the executive officer has six (6) months within which to exercise vested stock options pursuant to our stock option agreements.

With respect to restricted shares and RSUs granted to our Named Executive Officers, in some instances if the executive officer's employment is terminated due to death or disability, unvested restricted shares and RSUs shall immediately vest, subject to the requirement that the executive officer has been employed with the Company for a period of at least two (2) years on the date of death or disability. If the executive officer voluntarily resigns or his or her employment is terminated for "Cause," any unvested restricted shares and RSUs will be forfeited. In some cases, if the Company terminates the executive officer's employment for reasons other than "Cause," as defined by the applicable award agreement, unvested restricted shares and RSUs will vest within thirty (30) days of such termination. In addition, certain restricted share and RSU awards provide for the vesting of unvested restricted shares and RSUs in the event of a Transaction.

Except as specified above, any portion of an equity award not vested will generally be forfeited unless alternate arrangements are made at the discretion of the Compensation Committee.

The following table estimates and summarizes the potential payments and benefits that each of our Named Executive Officers employed by the Company as an executive officer as of December 31, 2019 would have received if their employment had been terminated on December 31, 2019 under each of the circumstances described below, excluding benefits ordinarily available to all employees (such as benefits mandated by Luxembourg law) and any relocation benefits that may be provided in connection with such termination.

	William B. Shepro		Kevin J. Wilcox(1)		Michelle D. Esterman		Marcello Mastioni		Gregory J. Ritts
Death or Disability
Accelerated vesting of options, RSUs and restricted shares	$2,750,620	(2)	$1,270,232	(2)	$646,105	(2)	$777,994	(2)	$448,495	(2)
Retirement by the Named Executive Officer
Accelerated vesting of options, RSUs and restricted shares	$2,750,620	(2)	$1,270,232	(2)	$646,105	(2)	$777,994	(2)	$468,656	(2)
Termination by the Company other than for "Cause"
Severance payment	$2,889,507	(3)	$1,367,386	(3)	-		€504,300	(4)	$896,514	(3)
Accelerated vesting of options, RSUs and restricted shares	$1,467,785	(2)	$632,574	(2)	$332,824	(2)	$521,175	(2)	$276,806	(2)
Termination by the Named Executive Officer for "Good Reason" with ninety (90) days' notice, and failure by the Company to correct such "Good Reason" within ninety (90) days
Severance payment	$2,889,507	(3)	$1,367,386	(3)	-		€504,300	(4)	$1,003,113	(3)
Change of Control
Severance payment	-		-		-		-		$686,514	(5)
Accelerated vesting of options, RSUs and restricted shares	$3,225,133	(6)	$1,501,844	(6)	$754,199	(6)	$925,849	(6)	$448,495	(6)

(1)
Vesting of certain unvested options, RSUs and restricted shares are governed pursuant to the October 11, 2019 Agreement among Altisource S.à r.l. and Kevin J. Wilcox.

(2)
Represents amounts that would have been received in connection with the accelerated vesting of restricted shares and/or service-based options upon the occurrence of death, disability, retirement or termination by the Company other than for "Cause." For Mr. Mastioni, the amount related to a retirement assumes the Compensation Committee authorizes accelerated vesting despite having less than three (3) years of service as of December 31, 2019.

(3)
Represents one (1) year of base salary, plus one (1) year of target incentive compensation, plus actual incentive compensation that would have been earned for the 2019 service year. Pursuant to their employment agreements, Messrs. Shepro, Wilcox and Ritts are only entitled to receive actual incentive compensation earned in the event employment is terminated after October for the service year and before incentives are paid for such service year.

(4)
Represents one (1) year of base salary.

(5)
Represents one (1) year of base salary, plus one (1) year of target incentive compensation.

(6)
Represents amounts that would have been received in connection with the accelerated vesting of all Altisource restricted shares and options in the event the Compensation Committee authorizes the accelerated vesting of all options following a change of control or a restructuring.

Proposal Two: Appointment of Independent Registered Certified Public Accounting Firm and Certified Auditor

The Audit Committee of our Board of Directors has approved the appointment of Mayer Hoffman McCann P.C. ("Mayer Hoffman") as our independent registered certified public accounting firm for the year ended December 31, 2020, and the appointment of Atwell S.à r.l. ("Atwell") as our certified auditor (Réviseur d'Entreprises) for statutory accounts as required by Luxembourg law for the same period.

The Audit Committee further recommended that such appointments be submitted for approval by our shareholders at our Annual Meeting.

Representatives of Mayer Hoffman and Atwell will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE
APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT REGISTERED CERTIFIED
PUBLIC ACCOUNTING FIRM FOR 2020 AND ATWELL S.À R.L. AS OUR CERTIFIED
AUDITOR FOR THE SAME PERIOD

Report of the Audit Committee

As described more fully in our charter, the Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for the preparation and presentation of the Company's financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered certified public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and of the effectiveness of its internal control over financial reporting in accordance with the Standards of the PCAOB.

In connection with these responsibilities, the Audit Committee met with management and the independent registered certified public accounting firm to review and discuss the December 31, 2019 audited consolidated financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received written disclosures from the Company's independent registered certified public accounting firm, as required by the applicable requirements of the PCAOB, and discussed with the independent registered certified public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public certified accounting firm referred to above, and the Audit Committee's review of the representations of management, the Audit Committee recommended that the Board of Directors include the December 31, 2019 audited consolidated financial statements in Altisource's Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee: Roland Müller-Ineichen, Chairman Scott E. Burg, Director Joseph L. Morettini, Director

April 6, 2020

External Auditor Fees

The following table shows the aggregate fees billed to Altisource for professional services by Mayer Hoffman and Atwell in fiscal years 2018 and 2019:

Category	2018	2019
Audit Fees	$1,652,758	$1,956,281
Audit-Related Fees	—	—
Tax Fees	7,500	—
All Other Fees	16,211	333,802

Total	$1,676,469	$2,290,083	(1)
(1)
Represents $2,146,184 billed by Mayer Hoffman ($1,812,382 for audit fees and $333,802 for other fees) and $143,899 billed by Atwell for audit fees. Fees billed by Mayer Hoffman and Atwell include statutory audits required for regulatory compliance purposes.

Audit Fees

This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource's consolidated financial statements for fiscal years 2018 and 2019, for the reviews of the financial statements included in Altisource's quarterly reports on Form 10-Q during fiscal years 2018 and 2019 and for services that are normally provided by the independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees

This category includes the aggregate fees billed by the independent registered certified public accounting firm for fiscal years 2018 and 2019 for audit-related services that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees

This category includes the aggregate fees billed for fiscal years 2018 and 2019 for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees

This category includes the aggregate fees billed for fiscal years 2018 and 2019 for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by, and fees paid to, Mayer Hoffman in fiscal years 2018 and 2019, as applicable, and determined that such services and fees are compatible with their independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the independent registered certified public accounting firm's independence. In fiscal years 2018 and 2019, all services associated with the independent registered certified public accounting firm were pre-approved by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated to him as described below.

Mayer Hoffman utilizes substantially all of its personnel, who work under the control of Mayer Hoffman shareholders, from wholly-owned subsidiaries of CBIZ, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee has pre-approved certain audit services, audit-related services and non-audit services to be performed by the independent auditors in its Pre-Approval Policy. Except for the services pre-approved pursuant to this policy, all permissible audit, audit-related, tax and non-audit services must be separately pre-approved by the Audit Committee or any member of the Audit Committee to whom such authority is delegated. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve all such services, except services related to the independent auditor's annual audit of the Company, which is subject to the specific pre-approval of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee for their ratification.

The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditor.

Proposal Three: Approval of the Company's 2019 Statutory Accounts

Pursuant to Luxembourg law, the Luxembourg Annual Accounts and the Consolidated Accounts (the "Luxembourg Statutory Accounts") must be submitted each year to shareholders for approval at the Annual Meeting.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg generally accepted accounting principles and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg generally accepted accounting principles. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2019 reflect total assets of $1,158.4 million and a loss for the year then ended of $8.5 million.

The Consolidated Accounts are prepared in accordance with IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders' equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2019, the Consolidated Accounts reflect total deficit of $23.8 million and net loss for the year then ended of $310.1 million.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.

Altisource's Luxembourg Statutory Accounts will be available to shareholders at Altisource's registered office from May 5, 2020 until the conclusion of the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS

Proposal Four: Receipt and Approval of the Directors' Reports for the Luxembourg Statutory Accounts and Receipt of the Supervisory Auditor's Report for the Luxembourg Annual Accounts

Under Luxembourg law, the Board of Directors is required to prepare annual Directors' reports for the Luxembourg Statutory Accounts (the "Directors' Reports"). The Directors' Reports present the Luxembourg Statutory Accounts for the relevant fiscal year, provide an explanation as to the results and certain other required Company matters and propose the allocation of such results to the shareholders.

Luxembourg law also requires the Company's supervisory auditor (Commissaire aux Comptes) to provide an annual report confirming that the Company's Luxembourg Annual Accounts agree with the accounting records and documents of the Company.

The Directors' Reports for the year ended December 31, 2019 and the report of the supervisory auditor for the Luxembourg Annual Accounts for the same period will be available to shareholders from May 5, 2020 until the conclusion of the Annual Meeting at Altisource's registered office. Following shareholder approval of the Luxembourg Statutory Accounts, these reports will be filed with the Luxembourg trade registry as public documents.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE RECEIPT AND APPROVAL OF THE DIRECTORS' REPORTS FOR THE
LUXEMBOURG STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2019 AND THE RECEIPT
OF THE REPORT OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE SAME PERIOD

Proposal Five: Allocation of the Results in the Luxembourg Annual Accounts

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.

Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches ten percent (10%) of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold. As the Company had a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2019, no such allocation is required.

As of December 31, 2019, the Luxembourg Annual Accounts for Altisource reflect total assets of $1,158.4 million and a loss for the year then ended of $8.5 million. As noted in Proposal Three, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource's Luxembourg Annual Accounts unless such profits have been distributed to Altisource Portfolio Solutions S.A.

The Board of Directors proposes to allocate the loss of $8.5 million reflected in the Luxembourg Annual Accounts to reduce profit brought forward.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE ALLOCATION OF THE RESULTS IN THE LUXEMBOURG
ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2019

Proposal Six: Discharge of the Directors and the Supervisory Auditor

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), shareholders must vote on whether to discharge Altisource's Directors for the performance of their mandate for the year ended December 31, 2019 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period. If the shareholders grant the discharge for the relevant period, shareholders will not be able to initiate a liability claim against such Directors and/or supervisory auditor in connection with the performance of their mandates for such period. However, such discharge will not be valid in certain instances as specified in article 461-7 of the Luxembourg Company Law. For fiscal year 2019, Altisource believes no such instances have occurred.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE DISCHARGE OF EACH OF THE DIRECTORS OF ALTISOURCE PORTFOLIO
SOLUTIONS S.A. FOR THE PERFORMANCE OF THEIR MANDATE FOR THE YEAR ENDED DECEMBER 31, 2019
AND THE DISCHARGE OF THE SUPERVISORY AUDITOR (COMMISSAIRE AUX COMPTES) FOR THE
PERFORMANCE OF HER MANDATE FOR THE SAME PERIOD

Proposal Seven: Advisory Vote on Executive Compensation ("Say-on-Pay")

At our 2017 annual meeting of shareholders, our shareholders voted in favor of an annual frequency for advisory votes with respect to our executive compensation.

In light of this vote, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal, which gives shareholders the opportunity to approve or not approve, on an advisory (non-binding) basis, our pay program for Named Executive Officers as discussed in our Compensation Discussion and Analysis above.

As described in our Compensation Discussion and Analysis above, our executive compensation program is designed to attract, incent and retain our Named Executive Officers, who are critical to our success. Pursuant to these programs, the Company seeks to reward the Named Executive Officers for achieving strategic business goals designed to deliver long-term shareholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation program, including information about the fiscal year 2019 compensation of our Named Executive Officers.

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against the approval of the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information contained in the proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPANY'S
PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION
AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND ACCOMPANYING COMPENSATION
TABLES AND RELATED INFORMATION

Business Relationships and Related Person Transactions

The Board of Directors has adopted, as set forth within our written Code of Business Conduct and Ethics, certain policies and procedures for the review and approval of transactions in which a conflict of interest may arise. The Code of Business Conduct and Ethics is available at www.altisource.com. Any situation that potentially qualifies as a conflict of interest is to be disclosed to the Chief Legal and Compliance Officer to assess the nature and extent of any concern as well as the appropriate next steps. The Chief Legal and Compliance Officer will notify the Chairman of the Board of Directors or the Chairman of the Audit Committee, as appropriate, if any such situation requires Board of Directors or Audit Committee review.

The Audit Committee of the Board of Directors has adopted written policies and procedures to govern the review and approval of transactions involving Altisource and a Related Person. A "Related Person," as defined by SEC Regulation S-K, includes (i) any executive officers, directors and nominees for election as director of the Company or any of its subsidiaries; (ii) shareholders beneficially owning five percent (5%) or greater of the Company's outstanding stock or other equity securities; (iii) an immediate family member of any of the foregoing persons or (iv) an entity in which an individual identified in (i), (ii) or (iii) has a direct or indirect material interest. Pursuant to these policies, transactions with a Related Person that meet the threshold for disclosure under the relevant SEC rules ("Related Person Transactions") are to be approved by the Audit Committee. In considering a Related Person Transaction, the Audit Committee will consider relevant factors which may include (i) the reasons for the transaction; (ii) whether the transaction was initiated by the Company or the Related Person; (iii) the expected benefits to the Company; (iv) alternatives to the transaction; (v) whether the transaction is on terms comparable to those available to non-related third parties; (vi) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards in place to prevent such actual or apparent conflicts; (vii) whether the transaction includes appropriate contractual protections; (viii) whether the transaction was undertaken in the ordinary course of business of the Company; (ix) the overall fairness of the transaction to Altisource; and (x) any other information regarding the Related Person Transaction that would be material to investors in light of the circumstances of the transaction. The Audit Committee may also follow these procedures for transactions with Related Persons that do not meet the threshold for disclosure under the relevant SEC rules, where such transactions may present actual or potential conflicts of interests, or for transactions with related parties as defined by Financial Accounting Standards Board's Accounting Standards Codification Topic 850, Related Party Disclosure.

We have significant business relationships with and provide services to Ocwen. We also provide certain services to RESI and AAMC. Our largest shareholder, William C. Erbey, owns or controls common stock in each of these companies and Deer Park, of which our Lead Independent Director Scott E. Burg is Chief Investment Officer and Managing Partner, owns or controls common stock of RESI.

As of February 14, 2020, Mr. Erbey reported beneficially owning or controlling approximately thirty-eight percent (38%) of the common stock of Altisource, approximately fifty percent (50%) of the common stock of AAMC, less than five percent (5%) of the common stock of RESI and less than two percent (2%) of the common stock of Ocwen. In addition, as of February 14, 2020, Deer Park reported beneficially owning or controlling approximately twenty percent (20%) of the common stock of Altisource, approximately twelve percent (12%) of the common stock of RESI and less than ten percent (10%) of the common stock of Ocwen. As a result of these ownership interests in RESI and AAMC, and because AAMC is RESI's external manager, we currently disclose our transactions with these entities.

AAMC

We provided information technology ("IT") infrastructure and information security services to AAMC, including email services, telephone infrastructure, firewall and similar infrastructure services, which were generally billed on a per-employee basis. AAMC completed its separation of IT services in August 2019, and these services were terminated. For the year ended December 31, 2019, we billed AAMC $0.2 million.

RESI

For the year ended December 31, 2019, the Company generated $2.7 million from RESI. Services provided to RESI during such period included REO sales, property preservation and inspection services, title and closing services and rental property management.

On August 8, 2018, we entered into an omnibus amendment amending the terms of the master services agreement, waiver agreement, services letter and fee letter (the "Omnibus Amendment"). The Omnibus Amendment provided for the sale of our rental property management business to RESI in exchange for aggregate consideration to Altisource of $18.0 million. Altisource received $15.0 million from RESI upon signing the Omnibus Amendment and will receive a second installment payment of $3.0 million upon the earlier of a RESI change of control or August 8, 2023.

Altisource serves as RESI's exclusive provider of title insurance and escrow services for the four years following the date of the Omnibus Amendment. In addition to continuing to provide REO brokerage, auction and related services on any REO related to RESI's remaining legacy loan portfolio, under the terms of the Omnibus Amendment, Altisource will manage the disposition of certain rental assets from RESI's leased portfolio, including the referral of listings to local agents and coordinating the repair of rental properties to rent-ready condition.

On February 17, 2020, RESI entered into a merger agreement to be acquired by affiliates of Amherst Single Family Residential Partners VI, LP ("Amherst") for $12.50 in cash per share. Also on February 17, 2020, the Company entered into a Voting and Support Agreement with an affiliate of Amherst pursuant to which the Company agreed, among other things and subject to the terms and conditions of the Voting and Support Agreement, to vote its shares in favor of the merger. Concurrently with the execution of the Voting and Support Agreement, the Company entered into a side letter with RESI pursuant to which RESI agreed, among other things and subject to the terms and conditions of the side letter, to reimburse the Company for: (a) certain out-of-pocket legal fees and legal expenses should the Company or its officers, directors, employees or other representatives (collectively, the "Indemnified Parties") incur such costs or expenses in connection with any stockholder's claims or proceedings against RESI or derivatively on behalf of RESI, in which the Indemnified Parties or their representatives are named parties, with respect to any of the merger agreement, the Voting and Support Agreement, the merger or other transactions contemplated thereby; and (b) any amounts for which the Indemnified Parties are found liable or are required to pay pursuant to any settlement or other voluntary disposition with respect to any such proceeding.

Shareholder Proposals

Pursuant to SEC rules, any proposal that a shareholder desires to have included in our proxy materials relating to our 2021 annual meeting of shareholders must be received at our registered office no later than December 7, 2020. In addition to any shareholders' rights under the Luxembourg Company Law and the Company's Articles of Incorporation, for any proposal that is not submitted for inclusion in the proxy statement for the 2021 annual meeting of shareholders, but is instead sought to be presented directly at the 2021 annual meeting of shareholders, SEC rules permit the persons appointed as proxies to vote shares represented by valid proxies in their discretion if we (i) receive the proposal no later than February 20, 2021 and advise shareholders in the 2021 proxy statement about the nature of the matter and how the persons appointed as proxies intend to vote on such matter or (ii) receive notice of the proposal after February 20, 2021.

Notice of intent to present a proposal at the 2021 annual meeting of shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg. Any shareholder proposal must be sent by certified mail, return-receipt requested.

Annual Reports

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2019 was made available to shareholders on March 5, 2020. The annual report can be found on our website www.altisource.com under Investor Relations. We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the Annual Meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2019, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg.

Other Matters

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2019 and this proxy statement will be made available to banks or brokers, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional cost.

The shares represented by all valid proxies will be voted in the manner specified. Where specific choices are not indicated, except with respect to "broker non-votes," each proxy received for the Annual Meeting will be voted "FOR" each of the nominees for Director named in this proxy statement and "FOR" Proposal Two through Proposal Seven. Should any matter not described above be properly presented at the meeting, the persons appointed as proxies will vote according to their discretion.

If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your bank or broker may only deliver one (1) copy of this proxy statement and our 2019 annual report to multiple shareholders who share an address unless the bank or broker has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2019 annual report was sent may request a separate copy by contacting the Office of the Corporate Secretary by mail at Altisource Portfolio Solutions S.A., 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg, or by email at corporate.secretary@altisource.lu. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their bank or broker to request that only a single copy of each document be mailed to all shareholders at the shared address.

This proxy statement and our 2019 annual report are available on our website under Investor Relations-Financial Information at http://ir.altisource.com/financials.cfm. In addition, this proxy statement and our 2019 annual report are available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future proxy statements and annual reports electronically by following the instructions on your proxy cards. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you no longer wish to receive materials electronically. If you hold your common stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 3:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 3:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E99091-P33135 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ALTISOURCE PORTFOLIO SOLUTIONS S.A. 1. Election of Directors The Board of Directors recommends that you vote FOR the following nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 1a. Scott E. Burg 4. Proposal to receive and approve the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2019 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period Proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2019 ! ! ! ! ! ! ! ! ! 1b. Joseph L. Morettini 5. 1c. Roland Müller-Ineichen 6. Proposal to discharge each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2019 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period 1d. William B. Shepro The Board of Directors recommends that you vote FOR the following proposals: ! ! ! 7. Proposal to approve, on an advisory (non-binding) basis, the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay") ! ! ! 2. Proposal to approve the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2020 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof. 3. Proposal to approve Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2019 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2019 ! ! ! ! For address changes and/or comments, please check this box and write them on the back where indicated. YesNo ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. E99092-P33135 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2020, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder(s) hereby appoint(s), as proxy, William B. Shepro and Gregory J. Ritts, or either of them (the "Proxies"), with full powers of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Altisource Portfolio Solutions S.A. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company located at 40, avenue Monterey, L-2163 Luxembourg City, Grand Duchy of Luxembourg on Tuesday, May 19, 2020, at 9:00 a.m. Central European Time and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees to the Board of Directors; FOR the approval of the appointment of Mayer Hoffman McCann P.C. to be our independent registered certified public accounting firm for the year ending December 31, 2020 and the appointment of Atwell S.à r.l. to be our certified auditor (Réviseur d’Entreprises) for the same period; FOR the approval of Altisource Portfolio Solutions S.A.'s unconsolidated annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg (the "Luxembourg Annual Accounts") for the year ended December 31, 2019 and Altisource Portfolio Solutions S.A.'s consolidated financial statements prepared in accordance with International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2019; FOR the receipt and approval of the Directors’ reports for the Luxembourg Statutory Accounts for the year ended December 31, 2019 and to receive the report of the supervisory auditor (Commissaire aux Comptes) for the Luxembourg Annual Accounts for the same period; FOR the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2019; FOR the discharge of each of the Directors of Altisource Portfolio Solutions S.A. for the performance of their mandates for the year ended December 31, 2019 and the supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; FOR the approval, on an advisory (non-binding) basis, of the compensation of Altisource’s named executive officers as disclosed in the proxy statement ("Say-on-Pay"); and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy may be revoked at any time prior to the time it is voted at the Annual Meeting. The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 19, 2020, or any adjournment or postponement thereof, and a Proxy Statement for the Annual Meeting prior to the signing of this proxy. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be dated and signed on the reverse side Address Changes/Comments: